EXHIBIT (c)(xi)

Queensland Treasury Corporation Annual Report for the Year Ended June 30, 2012.

QUEENSLAND TREASURY CORPORATION

ANNUAL REPORT 2011–12

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

ANNUAL REPORT

2011-12

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

VISION

PARTNERS IN FINANCIAL SUSTAINABILITY

MISSION

TO CREATE AND DELIVER UNIQUE AND RELEVANT VALUE FOR QUEENSLAND’S PUBLIC SECTOR

VALUES

WE ARE FOCUSED ON OUR CLIENTS

WE ARE PASSIONATE ABOUT QUEENSLAND

WE VALUE AND RESPECT OUR PEOPLE

WE ARE COLLABORATIVE AND SEEK CONTINUOUS IMPROVEMENT

ABOVE ALL ELSE, WE VALUE INTEGRITY

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility for:

•	sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner

•	providing financial and risk management advice to the Queensland Government and its public sector clients on financial risk issues, and

•	investing the State’s short- to medium-term cash surpluses, to maximise client returns through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and refinancing risk. We then lend these funds to our clients, or use them to manage our clients’ debt or refinance maturing debt. With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector clients to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting clients, QTC does not provide advice that is contrary to the interests of the State. We encourage Queensland Treasury, our major stakeholder, and our clients to use our organisation as an extension of their resources, by:

•	providing access, on a cost recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities

•	working as a conduit between the Government and the private sector, and

•	using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium- term investments

QTC uses its financial markets expertise, enhanced by strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide clients with investment solutions that achieve a high return within a conservative risk environment. Clients can choose from an overnight facility, a managed short-term fund or fixed-term facility. Alternatively, we can assist them to source appropriate solutions from the marketplace.

CONTENTS

Queensland Treasury Corporation	1

Letter of Compliance	2

Key Performance Highlights	3

Five-Year Business Summary	4

Chairman’s Overview	6

Chief Executive’s Report	7

Corporate Performance Report	9

Investor Report	13

Corporate Governance	19

Financial Statements	27

Appendices	66

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	1

12 September 2012 The Honourable Tim Nicholls MP Treasurer and Minister for Trade GPO Box 611 Brisbane Qld 4001

Dear Treasurer

I am pleased to present the Annual Report 2011-12 and financial statements for Queensland Treasury Corporation.
I certify that this Annual Report complies with:
• the prescribed requirements of the Financial Accountability Act 2009 and the Financial and
Performance Management Standard 2009, and
• the requirements set out in the Annual Report requirements for Queensland Government agencies.
A checklist outlining the annual reporting requirements can be accessed via our website at qtc.com.au.

Sincerely

Gerard Bradley

Chairman

LEVEL 6, 123 ALBERT STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600 • F: 07 3221 4122 • QTC.COM.AU

2	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

•	Raised $18 billion to meet clients’ borrowing requirements

•	Saved clients and the State more than $600 million through our capital market activities and economies of scale

•

Continued to offer a range of products to enable clients to maximise the value of surplus funds, primarily the flagship Capital Guaranteed Cash Fund, which outperformed its benchmark, the UBS Australian Bank Bill Index, by 59 basis points

•

Continued to support, through the Local Government Infrastructure Services (LGIS) operation, the State’s flood recovery and managed the assessment and application process for $850 million of local government infrastructure restoration

•	Maintained investor choice with nine liquid State Government guaranteed benchmark bond lines ranging in maturity from 2013 to 2024

•

Became the first Australian semi-government issuer to add US Rule 144A capability, providing US investors with access to QTC bonds at primary issuance and benefiting other investors through enhanced liquidity in QTC’s AUD benchmark bonds

•

Helped manage the State’s financial risk by conducting credit and financial sustainability reviews of various Queensland public sector entities and 11 capital structure reviews of Government-owned corporations

•	Assisted the Queensland Government’s review of the State’s current and forecast financial position, through the secondment of employees to assist with the Queensland Commission of Audit

•	Embedded our client-centric operating model and structure, with continued focus on application of the model and prioritisation of resources to meet client needs

•	Supported the establishment of Projects Queensland through the secondment of specialist staff to support Government priorities for involvement in significant public sector infrastructure projects

•	Enhanced our Risk Appetite Statement to provide clearer organisational definitions on risk tolerance in setting and understanding key strategic and business objectives

•	Reviewed the strategic direction of the project to deliver improved online services, greater client value and organisational efficiencies

•

Embarked on a program to improve performance management processes across organisational, individual and team performance and delivered tailored management capability and effectiveness training programs

•	Achieved productivity benefits through enhancements to existing internal processes and the implementation of a number of improvements to existing business systems

KEY PERFORMANCE HIGHLIGHTS

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	3

FIVE-YEAR BUSINESS SUMMARY

	Financial Year 2007-08	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Financial Year 2011-12

FINANCIAL
CAPITAL MARKETS OPERATIONS
OPERATING STATEMENT ($000)
Interest from onlendings	1 489 666	3 614 201	4 062 092	3 107 472	7 799 422
Management fees	31 504	41 380	50 142	55 512	57 200
Interest on borrowings	2 077 211	4 431 033	4 901 512	4 071 085	9 204 636
Interest on deposits	471 014	394 238	195 413	189 027	178 982
Profit/(loss) before income tax	(65 024)	53 430	243 510	66 831	54 965
Income tax expense	15 681	10 227	34 074	20 874	8 056
Profit /(loss) for the year	(80 705)	43 203	209 436	45 957	46 909
BALANCE SHEET ($000)
Total assets	49 915 436	71 517 525	74 385 172	79 576 098	90 290 951
Total liabilities	49 622 792	71 181 678	73 839 889	79 134 858	89 802 802
Net assets	292 644	335 847	545 283	441 240	488 149

CLIENT
SAVINGS FOR CLIENTS ($M)
Savings due to portfolio management	18.7	6.2	-18.8	10.3	6.3
Savings due to borrowing margin	145.2	256.7	395.2	473.5	604.8
Total savings for clients	163.9	262.9	376.4	483.8	611.1
Cumulative savings for clients	1 699.3	1 962.2	2 338.6	2 822.4	3 433.5
LOANS TO CLIENTS
Loans ($000)	32 911 506	44 407 516	55 113 222	59 452 522	72 289 635
Number of onlending clients	280	243	275	238	205
OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)
Floating Rate Debt Pool	0.20	0.21	0.21	0.21	0.21
3 Year Debt Pool	0.08	0.07	-0.07	0.02	-0.06
6 Year Debt Pool	0.05	0.04	-0.08	—	-0.10
9 Year Debt Pool	-0.05	0.01	-0.07	-0.01	-0.10
12 Year Debt Pool	-0.04	0.07	-0.08	-0.02	-0.13
15 Year Debt Pool	0.01	0.16	-0.05	-0.01	-0.11
MANAGED FUNDS
Deposits ($000)	8 251 872	7 793 010	4 660 960	5 562 013	5 077 143
Number of depositors	214	214	207	194	190
OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)
Cash Fund	0.22	0.04	0.36	0.50	0.59

4	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

	Financial Year 2007-08	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Financial Year 2011-12

FINANCIAL MARKETS
Debt outstanding* ($000)	40 728 150	62 624 234	68 885 406	73 224 097	84 363 431
QTC global and domestic bonds on issue at face value ($000)	41 833 356	56 394 453	61 424 032	65 688 324	72 976 741
QTC BOND RATES (% AT 30 JUNE)
Guaranteed by the Australian and Queensland governments
14 June 2011	7.31	4.32	4.6	—	—
16 April 2012	7.26	4.95	4.67	4.8	—
14 August 2013	7.17	5.54	4.86	4.88	3.08
14 October 2015	7.04	5.86	5.17	5.1	3.19
14 September 2017	7	6.11	5.36	5.27	3.56
14 June 2019	—	6.29	5.48	5.46	3.76
14 June 2021	6.94	6.34	5.59	5.59	3.92
Guaranteed by the Queensland Government only
14 July 2009	7.4	3.13	—	—	—
14 May 2010	7.39	3.38	—	—	—
23 April 2012	—	—	—	4.89	—
21 August 2013	—	—	—	5.02	3.17
21 November 2014	—	—	5.26	5.18	3.27
21 October 2015	—	—	—	5.3	3.54
21 April 2016	—	—	5.49	5.34	3.68
21 February 2018	—	—	—	5.56	4.05
21 February 2020	—	—	5.77	5.74	4.34
21 June 2021	—	—	—	—	4.47
21 July 2022	—	—	—	5.85	4.54
22 July 2024	—	—	—	5.93	4.70
14 March 2033	—	6.37	5.79	6.03	4.70
QTC CAPITAL-INDEXED BOND RATES (% AT 30 JUNE)
August 2030	2.32	3.67	3.39	3.26	2.56
AVERAGE BASIS POINT MARGIN OF QTC AUD BONDS
Guaranteed+ by the Australian and Queensland governments
Commonwealth bonds	—	—	40	29	82
Swap	—	—	-13	-23	-9
Guaranteed+ by the Queensland Government only
Commonwealth bonds	58	61	64	49	122
Swap	-50	27	11	-4	38

CORPORATE
Number of employees (full-time equivalent)	151	171	170	186	213
Administration expenses ($000)	28 453	39 156	34 519	42 523	68 674

+	Following the Australian Government’s announcement on 25 March 2009 to offer a temporary guarantee to the states for A$ issuance, QTC applied on 17 September 2009 to take up the guarantee on all A$ benchmark bond lines for maturities ranging from 2011 to 2021. The guarantee offer expired on 31 December 2010.
*	QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	5

In a year of continued uncertainty and volatility in the global financial markets, Queensland Treasury Corporation’s strength, resilience and reputation in domestic and global financial markets ensured it successfully met its revised $18 billion borrowing program, including refinancing the maturing 2012 benchmark bond and financing $10.6 billion of Queensland’s capital works.

CHAIRMAN’S OVERVIEW

These significant achievements were made possible through QTC’s organisation-wide commitment to fulfilling its mandate to fund the State’s debt requirements and assist its public sector clients to manage financial risk in their businesses. Together with its employees’ collective expertise and experience, QTC’s commitment to achieving its mandate through whole-of-State outcomes will ensure it is well-placed to help build and maintain a stable financial platform for the benefit of all Queenslanders.

Throughout the year, QTC also continued to offer a range of products to enable clients to maximise their financial outcomes within an acceptable risk framework.

In May, QTC farewelled Stephen Rochester following his resignation after almost a quarter of a century of visionary leadership as QTC’s inaugural Chief Executive and then Chairman. In these roles, Stephen was responsible for the creation of the organisation’s unwavering commitment to maintaining open and transparent relationships with the global financial markets, which have ensured QTC’s position as an innovative leader in its field. He also demonstrated considerable foresight as he promoted the organisation’s whole-of-State and client-focused approach to business. On behalf of the Board, I would like to acknowledge his significant contribution and thank him for his efforts in working for, and on behalf of, the State.

I look forward to working with QTC’s Board, management team and employees to build on the legacy of Stephen and our Foundation Chairman Sir Leo Hielscher AC. We will continue with our long-standing commitment to keeping our investors fully informed of funding activities, ensuring our debt products respond to financial market requirements as we deliver innovative financial risk management solutions to our clients.

In the coming year, we will focus on our core funding and debt management business to ensure we meet the State’s financing requirements and contribute to a sustainable future for all Queenslanders.

G P BRADLEY

Chairman

6	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

In 2011-12, Queensland Treasury Corporation performed strongly in delivering innovative solutions for its clients and achieved an operating profit from its capital markets operations of $47 million, despite continued volatility and uncertainty within financial markets across the globe.

For the 2011-12 year, QTC recorded an operating profit from its capital markets operations of $47 million (2010-11: $46 million), and attained $611 million (2010-11: $484 million) in quantifiable savings for clients and the State through access to funding via our capital markets activities and economies of scale.

This operating profit was achieved despite an increase in operating expenses due to the impairment of software development costs, an increase in demand for QTC’s services over the past three years, and costs to deliver a significant number of information technology initiatives during the year.

Separate to QTC’s capital markets operations, the long-term assets segment recorded a profit of $187.2 million (2010- 11: $1.2 billion). The long-term assets segment is managed by QIC Limited and comprises the investments that fund the State’s defined benefit superannuation and other long-term obligations. These assets were transferred to QTC by the State Government under an administrative arrangement. While fluctuations in the value and returns on the asset portfolio are borne by QTC, there is no cash flow effect for QTC and any accumulated losses incurred by this segment have no impact on QTC’s capacity to meet its obligations or its capital markets activities.

Innovation in a challenging economic environment

Volatile economic and financial market conditions continued around the world, as several weaker-than-expected growth outcomes led the market to question the outlook for the global economy. This uncertainty was accentuated by adverse developments within Europe, and resulted in frequent periods of market instability. These concerns are unlikely to dissipate in the near future, posing sustained challenges in our market environment into the next financial year.

Heightened market volatility continued across the globe over the course of the financial year, resulting from the ongoing financial and economic crisis and, in particular, the European sovereign debt crisis. More than three years after the end of the Global Financial Crisis, this unusually high level of uncertainty reflects not only the large number of structural problems affecting the global economy, but also the fact that there is currently little indication as to how quickly or adequately these problems will be resolved.

Within the context of this profoundly shifting and challenging operating environment, the ongoing caution of our traditional investor base and factors flowing from investor market constraints saw continued volatility in the pricing of semi-government credit spreads relative to the Australian Government.

Despite the global market challenges of the past year, Queensland’s medium-term economic prospects appear stable, given the State’s involvement in meeting the resource and energy needs of its major trading partners. With many of these partners located in the fast-growing Asia Pacific region, and with the industrialisation of these economies continuing into the near future, additional investment and revenue flows into the State economy can be anticipated to provide a foundation for ongoing stability.

QTC has also sought innovative solutions to managing this challenging economic environment, and became the first semi-government issuer to add the United States’s 144A capability to its domestic Australian dollar benchmark bond program, benefiting our US investors and enhancing liquidity in our benchmark bonds for all investors. Additional innovations stemmed from close liaison with our clients and the State to drive improvements in the management of interest rate risk, refinancing and future borrowing requirements.

CHIEF EXECUTIVE’S REPORT

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	7

Our principal source of funding – QTC’s AUD benchmark bond program – now provides investors with a choice of nine benchmark bonds with various terms to maturity, with an average of $6 billion outstanding in each line. Investors are able to switch between bonds of different maturities and obtain competitive market pricing from the 15 global bank members of our Fixed Interest Distribution Group. During 2011-12, we issued a 2021 Benchmark Bond as we continued to build our domestic yield curve.

QTC maintains a range of funding facilities so that a variety of debt instruments can be issued to meet investors’ needs from long-term fixed rate bonds (public and private placements) to commercial paper in a variety of currencies.

As we look ahead, our challenge will be to achieve our objectives for the State in terms of cost-effective funding within an environment of continued global economic and financial uncertainty. QTC’s key priority will be its commitment to the ongoing sustainability of the Queensland economy, sourcing competitively priced debt funding and proactively delivering innovative solutions to manage the stability of our State’s financing requirements, and contribute to a sustainable economic platform for the future of Queensland.

Working with our clients

Throughout the year we worked closely with our clients at both the State and local government levels to deliver significant benefits through the provision of tailored funding solutions and a wide range of financial and risk management advice. The results of our 2012 Client Survey were particularly pleasing, with our clients responding positively to our efforts to engage with them and add value to their businesses.

The client focus and flexibility of the QTC operating model has allowed us to respond to the significantly changing needs of Government following not only the State election, but also local government elections, at which there was a significant turnover of council political leadership. QTC is committed to providing its clients with the best advice and solutions to assist them to respond to emerging issues and meet their planned objectives, thereby adding value to their business and the broader economic position of the State. Over the past few months, QTC has conducted an ambitious client relationship meeting schedule across the breadth of the State to meet with newly appointed senior officers to understand their needs and determine how QTC can assist in delivering their priorities.

The flexibility of QTC’s operating model has been demonstrated this year through our capacity to provide immediate resourcing to meet the financial and risk management needs of our clients. Our expertise has been sought across a number of major client projects and initiatives that required unique solutions to complex financial and funding issues. Of particular note has been our contribution of significant resources and expertise to Treasury’s ‘Projects Queensland’ initiative to analyse and deliver public sector infrastructure, as well as the Government’s major independent review of Queensland’s current and future financial position.

In the coming year, we will continue to roll-out our significant program of educational forums, focused on our core strengths of finance and risk management, to help enhance the skills of recently elected and appointed officials, and we will continue to strengthen our client relationship management practices to ensure both our own and our partners goals are achieved.

Solutions through expertise

A priority for QTC has been the attainment of increased efficiencies across the organisation. We have worked to generate improved synergies across our work practices, particularly through the co-location of all our employees into one accommodation space, and upgrades and enhancements to our existing business systems and internal processes.

In December, we took the difficult decision to review the strategic direction of our major program of work to deliver improved online services that would streamline processes and provide greater client value. With a renewed strategic focus and using in-house resources, this project has since achieved its first major milestone and we anticipate significant benefits to both our organisation and our clients as the project reaches completion by the end of 2012.

Our commitment to our people and their growth and development remains a key priority, as their skills and expertise underpin everything we do and are critical to our ability to service clients and meet the priorities of the State. Together, we have worked hard to build team capacity, enhance skills and engage our employees and, on behalf of the management team, I thank our team of experts, whose talents and skills have been our strength in delivering unique financial solutions in what has often been a challenging and complex environment.

Throughout the year, QTC also experienced changes at the Board level, including the resignation of Stephen Rochester as Chairman. Stephen’s leadership as both Chief Executive and Chairman of QTC over a period of 22 years saw the organisation through its establishment, development and evolution to the QTC of today, and I would like to acknowledge his significant contribution.

As we move into a new era for our organisation and the State, we have been privileged to welcome our new Chairman, Gerard Bradley, whose extensive experience as the former Under Treasurer of Queensland provides us with a strong foundation for the future. With Mr Bradley at the helm of our Board, QTC is well placed to work with its partners to drive financial sustainability, and create and deliver value for Queensland’s public sector organisations.

P C NOBLE

Chief Executive

8	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

QUEENSLAND TREASURY CORPORATION

CORPORATE PERFORMANCE REPORT 2011-12

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

CORPORATE

PERFORMANCE

REPORT

2011-12

9

The 2011-12 financial year was characterised by strong performance against the organisation’s strategic and operational objectives, with an increasing volume and quality of whole-of-State, client and internal outcomes, achieved against a background of ongoing volatility and uncertainty in the global financial markets.
The following sections provide a detailed summary of our operations across our key strategic and performance objectives.

CORPORATE PERFORMANCE REPORT 2011-12

Funding the State

In the challenging global financial markets, QTC achieved its final borrowing requirement of $18 billion. The original estimated requirement of $22 billion for the year was revised down to $19.2 billion following the Government’s Mid-Year Fiscal and Economic Review, which was released in January 2012, and was further reduced by year-end following advanced payments by the Australian Government of some natural disaster funding and reduced client requirements.

Funding activities were impacted by heightened global market volatility, as increasing investor caution reduced market appetite for most non-sovereign asset classes, including semi-government bonds. Given QTC’s borrowing program for the year was the largest of all of the Australian states and territories, supply concerns also contributed to ongoing volatility in bond spreads.

Our success in achieving our borrowing program is directly attributable to our long-term commitment to engaging with investors – via our market intermediaries, QTC’s Fixed Interest Distribution Group – and proactively seeking opportunities to differentiate ourselves from our peers.

We continued to pursue opportunities to diversify funding options for investors, and secure reliable funding sources for our clients. In February, QTC became the first semi-government issuer to add the United States of America’s ‘144A capability’ to its domestic AUD benchmark bond program, providing US investors with immediate access to QTC bonds at primary issuance and enhancing liquidity in QTC’s benchmark bonds for all investors.

Across our funding activities, we achieved total quantifiable savings to clients of $611 million, and successfully completed approximately 83,000 transactions and $1.3 trillion of turnover of funds.

We have been proactive in our work with clients and the State to improve the management of their interest rate risk, refinancings and upcoming borrowing requirements by:

•	seeking more flexibility from clients in maintaining their required debt profiles to better enable us to meet their requirements at the lowest cost

•	lowering our clients’ average interest cost and reducing the refinancing risk by recommending and implementing a staged approach to locking-in the historically low interest rates available

•

working with Queensland Treasury to take on a whole-of-balance sheet approach to the State’s funding requirement, with the goal of reducing the reliance on external investors to fund the 2012-13 borrowing program by using client cash balances, and

•

switching the evaluation of bonds from the Australian Government Guaranteed (AGG) to the State Government Guaranteed (SGG) yield curve to ensure funds continue to be lent to clients equitably and on a full cost-recovery basis.

Development also continued on the online system that will offer clients greater efficiencies by allowing them to undertake day-to-day management of their own borrowing requirements.

QTC continued to offer a range of products to enable clients to maximise the value of surplus funds, primarily its flagship Capital Guaranteed Cash Fund, which outperformed its benchmark, the UBS Australian Bank Bill Index, by 59 basis points.

10	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Advising the State and clients

QTC provided significant contributions to the State’s and its clients’ key strategic initiatives, including:

•	providing analysis of the finance risk associated with Phase 1 of the Connors River Dam and Pipeline

•	completing the first annual local government credit review program on behalf of the Department of Local Government, with 10 reviews completed

•	undertaking capital structure reviews of all Government-owned corporations, including Queensland Rail and the electricity generators

•	providing secondees to North Queensland Bulk Ports to assist with major port infrastructure projects, in particular Dudgeon Point

•	expanding infrastructure modelling engagements with clients as part of a strategic push to diversify the infrastructure modelling product beyond its current electricity focus

•

continuing to support, through the Local Government Infrastructure Services (LGIS) operation, the State’s flood recovery, managing the NDRRA assessment and application process for $850m of local government infrastructure restoration

•	negotiating financing arrangements for Brisbane City Council’s bus depot at the Trade Coast complex

•	negotiating the partial termination of Powerlink’s cross-border lease

•	developing financial sensitivity analysis of the Copperstring project, the proposed private electricity transmission connection between Townsville and Mt Isa
•	initiating and procuring the innovative ‘stored value’ cards for the Department of Communities, which allowed the efficient distribution of Emergent Assistance Grants during natural disaster relief

•	assisting clients build their financial, business and risk management skills by developing and delivering a range of training courses, including the new business case development workshops, and

•

collaborating with the Department of Local Government and the Local Government Association of Queensland to deliver a series of training events designed to enhance the capabilities of elected officials, including a Statewide program of new councillor seminars and a financial summit to promote financial sustainability in local government.

Early in the year under review, we joined with Treasury to establish the Infrastructure Project Assessment Team (IPAT) to maximise opportunities for private investment in public infrastructure. IPAT completed a number of critical assessments of private funding options to support decisions around major projects including mining-related water and transport infrastructure and the athletes’ accommodation for the Gold Coast Commonwealth Games.

Following the Government’s announcement of the creation of the Projects Queensland unit in Treasury in June 2012, the IPAT joint initiative concluded and QTC seconded a number of its senior staff into Projects Queensland to support its enhanced Government mandate for involvement in significant public sector infrastructure projects.

In line with our operating philosophy to partner with our clients to achieve improved financial outcomes for their organisations and the State, we have continued to commit considerable resources to supporting the State’s public sector organisations, including the newly-elected State and local government representatives, in their financial and risk management activities. This commitment has led to further enhancements in our clients’ loyalty to our organisation; our 2012 client survey found 38 per cent of respondents displayed a very high level of commitment to QTC (above our 2011- 12 target), while an additional 42 per cent had a high level of commitment (on par with our longer-term 2015 target). Our client loyalty sentiment ratings were also strong at 8.2 out of 10 (above target), with 95 per cent of respondents expressing positive or extremely positive sentiment towards QTC.

Pleasingly, a number of our projects received external industry recognition over the year, including:

•

QTC’s Best Practice Pricing and Financial Sustainability Model for water and sewerage operations, which was cooperatively developed with the Townsville, Cairns, Toowoomba and Mackay councils, won the Asset and Financial Management category at the 2011 National Awards for Local Government. The Awards recognise the innovative work of local governments, showcasing unique local solutions to common problems.

•

LGIS received recognition for its program management expertise, including a prestigious international ‘Landmark’ award recognising pioneering social marketing and a ‘highly commended’ award from the Institute of Public Administration Australia for Best Practice in State Government. It was also a finalist in the Premier’s Awards for Excellence in Public Service.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	11

Managing our risks

QTC’s enterprise-wide risk management framework supports the achievement of strategic objectives by ensuring risks are effectively identified, evaluated, managed and reported using a consistent and well-understood approach. During the year in review, an improved Risk Appetite statement was approved by the Board, which clearly defines QTC’s appetite for risk and provides clear organisational definitions on risk tolerance in setting and understanding its key strategic and business objectives. Our processes for risk review, monitoring and reporting practices were also enhanced to reflect changes in our current business operating environment.

As part of a triennial requirement, QTC undertook a liability portfolio management and market risk management review. Recommendations from this review were assessed and a process is underway to implement necessary recommendations. Board level reporting of risk matters was also streamlined, with an improved risk governance framework implemented at the Board level to enhance reporting on market and operational risk. Tailored and structured amendments to certain financial markets policies were also completed.

With increased market volatility and the downgrading of many financial institutions across the globe, counterparty credit limits were actively monitored, with a reduction in exposures to Europe. These risk management framework improvements enhance QTC’s ability to effectively achieve its key strategic and business priorities.

In a climate of increasing risk in the financial markets, we will continue to review our risk processes and practices over the forthcoming year, to protect the integrity of our risk management environment and support our business objectives.

Investing in our people

The achievement of our corporate goals is built on the commitment and efforts of our people. The past year featured a strong focus and effort on our people and culture, particularly around building capability and improving employee engagement, communication and recognition.

During 2011-12, we progressed action plans to address opportunities for improvement identified through an organisation-wide employee engagement survey undertaken in early 2011. The action plans respond to four key priority engagement areas: performance management; career development; recognition; and employee value proposition.

As a key initiative in the action plans, we have embarked on a program to improve our performance management processes across organisational, individual and team performance, to ensure the alignment of employees to corporate and team objectives. A process to embed and foster recognition of corporate values is also underway, with the forthcoming introduction of an employee recognition program, which acknowledges behaviour or effort that consistently supports the organisation’s values.

As part of QTC’s ongoing commitment to its people, strengthening QTC’s leadership and management capability remains a priority. Over the review period, a tailored management capability and effectiveness program was delivered, focusing on the enhancement and development of practical leadership skills in the areas of managing performance, career development and recognition. This program builds on the capacity of QTC’s people managers to lead and develop employees.

Through a renewed commitment to cross-organisational learning and development initiatives, we promoted opportunities to grow and transition our people. Structured learning and professional development programs and experiences provided further development opportunities, while significant progress was made to enhance and reinvigorate our learning and development culture to ensure the learning programs were achieving the best possible outcomes. This includes the redevelopment of QTC’s learning and development framework that enables, supports and facilitates the implementation of QTC’s strategic direction and priorities.

Building on our client-centric business model and our organisational sustainability and capability, focus was also placed on addressing skills gaps; enhancing induction processes to support learning pathways of new and existing employees; continued development of client relationship management skills across the organisation; and the development of key technical and professional capabilities required to undertake our core business and ensure organisational effectiveness.

Looking forward, QTC will continue to further embed its organisational values through strategies that focus on the optimisation of employee engagement and the building of leadership capacity, with additional people management processes and toolkits to support managers, and targeted development programs and succession planning strategies that develop QTC’s future leaders.

Driving efficiencies in systems and processes

QTC’s commitment to operational efficiencies continued throughout the year as systems and processes were assessed to bring greater benefits to the organisation and its clients.

A key initiative was the rationalisation of our existing accommodation arrangements to colocate all employees in one building and provide greater efficiency in the use of space and organisational productivity. Further productivity benefits were also achieved through enhancements to existing internal processes and the implementation of a number of improvements to our existing business systems.

QTC is committed to continuous improvement in the way it conducts its business and its capacity to add value in the services provided to clients. During the year, QTC revisited its project to deliver improved online services, refocusing the project to ensure the attainment of its core objectives, including the delivery of greater client value and improved organisational efficiencies.

Work on this project will be completed by the end of 2012.

12	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

QUEENSLAND

TREASURY

CORPORATION

INVESTOR REPORT

13

QTC has an intrinsic link with the State of Queensland as all of its debt securities’ and derivatives’ obligations are unconditionally guaranteed by the Treasurer of Queensland, on behalf of the State Government. Since 1988, QTC has funded the Queensland Government’s public sector capital works programs and remains an important part of Queensland’s economic growth story. QTC continues to maintain a high-quality asset portfolio of public sector loans and investments, with a loan portfolio covering more than 200 Government clients – all underpinned by Queensland’s AA+ credit rating.

QTC’S INVESTOR HIGHLIGHTS

Year in review: Meeting investor requirements

QTC’s principal source of funding – QTC’s AUD benchmark bond program – provides investors with a choice of nine benchmark bonds with various terms to maturity and an average of $6 billion outstanding in each line. Investors are able to switch between bonds of different maturities and to obtain competitive market pricing from the 15 global banks that make up our Fixed Interest Distribution Group. During 2011-12, we issued a 2021 Benchmark Bond as we continued to build our domestic yield curve.

In spite of the challenging international backdrop in the fiscal year, QTC successfully met its revised $18 billion borrowing program, which included refinancing the maturing 2012 benchmark bond and financing Queensland’s $10.6 billion capital infrastructure program.

QTC maintains a range of funding facilities so that a variety of debt instruments can be issued to meet investors’ needs from long-term fixed rate bonds (public and private placements), to commercial paper in a variety of currencies.

Investors located in the United States now have access to QTC benchmark bonds at primary issuance (rather than having to wait the usual 40-day seasoning period) with a US Rule 144A capability added to the domestic $A benchmark bond program in February 2012. This extension to the program is a result of QTC’s commitment to diversify its funding program so that investors have a greater choice of debt securities and it also enhances liquidity in existing bond lines for all investors.

To better understand investors’ needs and to build strong partnerships in the markets, QTC is committed to engaging with investors and financial market intermediaries, both in Australia and globally. Providing regular comprehensive updates on Queensland’s economic and fiscal position and QTC’s planned funding activities and annual borrowing requirements is one of QTC’s key funding principles.

Throughout the year, we partnered with a number of our Fixed interest Distribution Group member banks to provide global institutional investors with the opportunity to visit central Queensland and see first-hand both the extensive capital works program being funded and the State’s potential for strong economic growth. These visits also enabled investors to learn more about the Australian fixed income market in general and QTC’s debt securities more specifically.

	Long-term	Short-term	Outlook
LOCAL CURRENCY
Moody’s	Aa1	P1	Stable
Standard & Poor’s	AA+	A-1+	Stable
FOREIGN CURRENCY
Moody’s	Aa1	P1	Stable
Standard & Poor’s	AA+	A-1+	Stable
AUSTRALIAN GOVERNMENT GUARANTEED*
Moody’s	Aaa	N/A	Stable
Standard & Poor’s	AAA	N/A	Stable

*	Selected AUD denominated domestic and global benchmark bond lines issued by QTC are guaranteed by the Australian Government and carry a AAA/Aaa credit rating by Standard & Poor’s and Moody’s Investors Service respectively.

14	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Funding principles

CONSERVATIVE: Balanced debt maturity profile supported by liquid reserves

PRUDENT: Disciplined approach to financial risk management

TRANSPARENT: Comprehensive, regular market updates

COMMITTED: Valued long-term investor and intermediary relationships

Funding strategy

QTC has a diverse range of funding facilities to ensure access to funds in a variety of markets and currencies. Between 90 to 95 per cent of QTC’s funding is sourced through long-term debt facilities, with QTC’s AUD benchmark bonds being the principal source of funding. Funding is undertaken in advance of requirements as per policy, and hedged using high credit quality assets of similar maturities.

New AUD benchmark bond issues for 2011-12

In order to continue to build our domestic yield curve, a 2021 AUD benchmark bond was issued in July 2011. QTC’s April 2012 benchmark bond matured during the fiscal year.

	Maturity	Coupon	Date issued	Amount (AUD)
Q2021	21 Jun 2021	5.50%	20 July 2011	1.5 billion

QTC AUD benchmark bonds#, outstandings by maturity, as at 30 June 2012

#	Bonds maturing in 2030 and 2033 are non-benchmark
*	Capital Indexed (excludes indexed amount)

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	15

Strong global partnerships

DEDICATED DISTRIBUTION GROUP

QTC has dedicated dealer panels to ensure investors have choice and reliable access to trade in QTC’s debt securities.

Our Fixed Interest Distribution Group of 15 Banks is committed to making two-way pricing in the secondary market for our bonds, as well as supporting our primary issuance activity.

QTC’s Fixed Interest Distribution Group* includes:

•	ANZ Banking Group Limited

•	Barclays

•	Bank of America Merrill Lynch

•	BNP Paribas

•	Citi

•	Commonwealth Bank of Australia

•	Deutsche Bank

•	HSBC

•	JP Morgan

•	National Australia Bank Limited

•	Nomura International plc

•	RBC Capital Markets

•	TD Securities

•	UBS Investment Bank

•	Westpac Banking Corporation

*	Actual dealer entities may vary depending on the facility and location of the dealer. See Appendix D for contact details.

AUD Australian Government Guaranteed bonds

All benchmark bond lines guaranteed by the Australian Government will remain covered by this guarantee until maturity or retirement. These bonds are rated AAA/Aaa by Standard & Poor’s and Moody’s Investor Service respectively. The Guarantee was closed to new issuance after 31 December 2010.

QTC AUD AGG* bonds, outstandings by maturity, as at 30 June 2012

*	AGG – Australian Government Guaranteed.

Global	lines are transferable into domestic lines

Liquidity

•	QTC’s AUD benchmark bonds are its principal source of funding.

•	QTC provides investors with a choice of nine benchmark bonds, ranging in maturity from 2013 to 2024.

•	Issuance is executed on a tap, tender, reverse enquiry, and/or syndication basis, depending on market conditions.

•	QTC has significant depth in Australian fixed income market.

•	Based on current fiscal estimates, the volume of QTC benchmark bonds is expected to increase over the forward estimates period.

16	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Access to funding

Overview of funding facilities as at 30 June 2012

Facility		Size (AUD M)	Maturities	Currencies	On issue (AUD M)
	Domestic T-Note	Unlimited	7-365 days	AUD	2,420
Short-term	Euro CP	USD 10,000	7-365 days	Multi-currency	1,471
	US CP	USD 5,000	1-270 days	USD	221
			9 benchmark lines: 2013-2024	AUD	52,003
	Domestic Bond	Unlimited	5 AGG* lines: 2013-2021	AUD	18,179
			1 preferred line: 2033	AUD	672
			1 Capital Indexed Bond#: 2030	AUD	663
Long-term			Floating Rate Domestic Note 2014	AUD	350
	Global Bond	AUD 20,000	3 AGG* lines: 2013-2017 (transferable to domestic bonds)	AUD	1,536
	Euro MTN	USD 10,000	Any maturity subject to market regulations	Multi-currency	985
	US MTN	USD 10,000	9 months-30 years	Multi-currency	197

*	Australian Government Guarantee
#	Excludes indexed amount

Australian Government fiscal support

The Australian Government provides explicit financial support to all Australian states and territories in the form of:

•	The payment of grants, which accounts for approximately 50 per cent of Queensland’s revenue.

•	The Horizontal Fiscal Equalisation scheme, which seeks to reduce the revenue-raising and cost disparities between the Australian states and territories.

•

The Australian Government’s National Disaster Relief and Recovery Arrangements, which provides reimbursement for eligible costs for natural disasters. These arrangements are currently providing Queensland with 75 per cent reimbursement for all eligible costs relating to the 2010-11 natural disasters.

•	The offer of a time-limited, voluntary guarantee over Australian state and territory borrowings from July 2009 to December 2010.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	17

Future funding requirements

Following the release of Queensland’s State Budget on 11 September 2012, QTC estimates its total 2012-13 borrowing program to be $18.7 billion, which is $3.2 billion lower than the previous $21.9 billion forecast.

The decrease in the borrowing requirement reflects the Government’s commitment to reduce expenditure and to achieve a fiscal balance in 2014-15.

The total term debt requirement is $13.7 billion. As a result of the Budget release being deferred due to the change of Government in March, QTC has already borrowed $3 billion in term debt this fiscal year, leaving a balance of $10.7 billion.

In addition to the total term debt requirement, QTC expects to maintain between $4 billion and $5 billion in short-term debt throughout the fiscal year.

QTC’s 2012 – 13 Indicative Borrowing Program

Requirements	AUD M*	AUD M*
New money
State	10,900
Local Government and other entities	1,600
Total new money		12,500
Net term debt refinancing		1,200
Total term debt		13,700
Raised to date		(3,000)
Remaining term debt		10,700

*	Numbers are rounded to the nearest $100 M

18	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

QUEENSLAND TREASURY CORPORATION

CORPORATE GOVERNANCE

QUEENSLAND

TREASURY

CORPORATION

CORPORATE

GOVERNANCE

19

CORPORATE GOVERNANCE

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation and ensure that organisational goals are met, and risks are monitored and appropriately addressed.

QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC and its Boards

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC has delegated its powers to its two boards:

•

the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s affairs except those relating to certain superannuation and other long-term assets, and

•

the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

Board responsibilities

QTC and the Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by QTC (as the corporation sole).

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and
•	ensuring that QTC’s compliance is appropriate for an organisation of its type.

The Board holds monthly meetings (except in January) and may, whenever necessary, hold additional meetings.

Board appointments

The Board comprises seven directors who are appointed by the Governor-in- Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Chairman is a non-executive director, and the Board is entirely constituted of non-executive directors.

Conflict of interest

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

Performance and remuneration

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of the performance of the Board as a whole. Board members’ remuneration is determined by the Governor-in-Council (details are disclosed in QTC’s financial statements).

Board committees

The Board has established three committees, each with its own terms of reference, to assist the Board in overseeing and governing various QTC activities. During the year, the Board dissolved the Risk Management Committee and also changed the terms of reference of the Transaction and Limit Review Committee and renamed it the Funding and Markets Committee.

20	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Accounts and Audit Committee

The Accounts and Audit Committee has responsibility for the:

•	adequacy and effectiveness of internal controls, including for the prevention of fraud

•	integrity of financial statements

•	adequacy and effectiveness of compliance monitoring, and

•	audit effectiveness.

The Accounts and Audit Committee must have at least three members and meet at least four times a year.

The achievements of the Accounts and Audit Committee during the year included recommending the adoption of the half year and annual financial statements, reviewing external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewing the Queensland Audit Office’s Client Service Plan and the Internal Audit Plan.

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, QTC’s Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

Human Resources Committee

The Human Resources Committee has responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

The Human Resources Committee must have at least two members and meet at least two times a year.

The Human Resources Committee has observed its terms of reference.

Funding and Markets Committee

During the year, the Board agreed to change the terms of reference of the Transaction and Limit Review Committee and rename it the Funding and Markets Committee.

The Funding and Markets Committee has responsibility for monitoring and reviewing the management of the following key market areas and to make recommendations as it considers appropriate for changes to the strategy and policy for these areas:

•	funding accessibility (including liquidity)

•	the performance of QTC’s funding, debt and investment pools, and

•	market counterparty credit, to support QTC’s risk appetite with a focus on effectiveness and performance.

The Committee must have at least three members and meet at least six times a year.

The Funding and Markets Committee has observed its terms of reference.

	Board meetings	Risk Management Committee^	Funding and Markets Committee#	Accounts and Audit Committee	Human Resources Committee
Meetings held	12	3	10	6	4
Gerard Bradley+	1				1
Stephen Rochester*	11	3	9	—	3
Alex Beavers	12	3	1	—	3
Gillian Brown	12	3	10	—	—
Neville Ide	12	3	7	4	—
Marian Micalizzi	12	3	—	6	—
Bill Shields	11	3	—	6	—
Shauna Tomkins	12	3	—	—	4

+	Gerard Bradley was appointed Chairman on 10 May 2012.
*	Stephen Rochester was Chairman from 1 September 2010 to 9 May 2012.
^	The Risk Management Committee was dissolved on 9 November 2011
#	The Transaction and Limit Review Committee was renamed the Funding and Markets Committee on 14 December 2011.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	21

QTC BOARD MEMBERS

GERARD BRADLEY

BComm, Dip Adv Acc, FCA, FCPA, FAICD, FAIM

Chairman

Appointed 10 May 2012, with tenure to 30 June 2016

Board Committees

•	Chairman, Human Resources Committee

•	Member, Funding and Markets Committee

Prior to his appointment as QTC’s Chairman, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

ALEXANDER BEAVERS

BComm, Dip Ec

Deputy Chairman

Appointed 1 September 2009 with tenure to 30 June 2015

Board Committees

•	Member, Human Resource Committee

Alex Beavers was appointed Queensland’s Deputy Under Treasurer in June 2009. Prior to this appointment, he was Deputy Director-General, Policy, in the Department of the Premier and Cabinet, with responsibility for leading the Government’s policy coordination processes and managing policy advice preparation for the Premier.

Mr Beavers has also previously held the role of Assistant Under Treasurer with responsibility for Queensland’s fiscal strategy and taxation policy, as well as other senior roles within Queensland Treasury over the past 15 years.

GILLIAN BROWN

LLB (Hons), Grad Dip Applied Finance and Investment, SIA

Appointed 1 July 2004, with tenure to 30 June 2015

Board Committees

•	Chairman, Funding and Markets Committee

Gillian Brown has more than 20 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. She is a partner of Minter Ellison Lawyers in Queensland, heading the finance practice, and is a past Chairman of that firm. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project and infrastructure finance, and property finance.

Ms Brown has advised government bodies on a number of project and transactional arrangements and has an in depth knowledge of the mechanics of government and its objectives. Ms Brown is a director of the Australian Rail Track Corporation Limited (from 30 June 2010) and a committee member of the Law Council of Australia.

NEVILLE IDE

BBus, MCom, FCPA, FAICD

Appointed 1 July 2011, with tenure to 30 June 2015

Board Committees

•	Member, Funding and Markets Committee

•	Member, Accounts and Audit Committee

Neville Ide’s experience in the financial services industry spans more than 28 years. Starting at the Commonwealth Bank of Australia as a Senior Treasury Dealer, Mr Ide’s career extends from the Treasury Department of the Queensland Government as a Senior Financial Analyst, to General Manager of QTC’s Financial Markets group for 12 years, and then to Suncorp Metway as its Group Treasurer. He brings in-depth knowledge of the inner-workings of QTC’s funding and markets function coupled with extensive corporate commercial experience of liquidity management, debt funding, capital management and balance sheet risk management.

Mr Ide is also a Non-Executive Director of RACQ Insurance Ltd, a Non-Executive Director of the Queensland Professional Credit Union Ltd, and an advisory Board member of ONE26 Pty Ltd.

22	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

MARIAN MICALIZZI

BBus, FCA, MAICD

Appointed 1 July 2000, with tenure to 30 June 2014

Board Committees

•	Member, Accounts and Audit Committee

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a company director and a consultant in both the public and private sector. She is a former partner of PricewaterhouseCoopers, with considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments.

Ms Micalizzi is also a director of the Australian Reinsurance Pool Corporation; and a member of Corporations and Markets Advisory Committee, the Independent Investment Committee of Queensland Development Fund, the Sunsuper Audit, Risk and Compliance Committee, and the Cancer Council’s Management and Finance Committee. She is also a Governor of the World Wildlife Fund, Australia.

BILL SHIELDS

BEcon (Hons), MEc, MAICD

Appointed 1 July 2004, with tenure to 30 June 2015

Board Committees

•	Chairman, Accounts and Audit Committee

Bill Shields has extensive experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research in Australia and overseas, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements and international financial developments, as well as oversight of energy markets in Australia, New Zealand and Singapore.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited (1987-2001), and he has also held positions with the Reserve Bank of Australia (19831985), the International Monetary Fund (1973-75 and 1977-83), and the Australian Treasury. He was a Visiting Professor at the Macquarie Graduate School of Management of Macquarie University from 2001-09 and has recently taught at the Australian Catholic University in Brisbane. He is currently a director of the Sydney Anglican Schools Corporation (and is Chair of its Education and Strategic Development Committee and a member of the Governance Committee).

SHAUNA TOMKINS

BSc, MBA

Appointed 1 July 2000, with tenure to 30 June 2014

Board Committees

•	Member, Human Resources Committee

Shauna Tomkins is a principal of Promontory Financial Group Australasia and works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit-taking, funds management, insurance and lending institutions.

Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision, and corporate and structured finance. She has specific expertise in long-term policy and strategic management and planning, and has an in-depth understanding of government objectives and processes. Ms Tomkins is also a member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	23

Auditors

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an independent Internal Audit function, which is currently outsourced to KPMG, that reports to the Board’s Accounts and Audit Committee. Internal audit is conducted under an Internal Audit Charter, which is consistent with relevant audit and ethical standards and states that the role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal Audit is responsible for:

•

developing an annual audit plan, based on the assessment of financial and business risks (based on QTC’s approved significant risks and workshops) aligned with QTC’s strategic goals and objectives, and approved by the QTC Accounts and Audit Committee

•	providing regular audit reports and periodic program management reports to the management team and the QTC Accounts and Audit Committee, and

•	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, KPMG completed its internal audits in accordance with the approved annual audit plan. The internal audit function had due regard to Queensland Treasury’s Audit Committee guidelines.

In the 2011-12 financial year, the Queensland Audit Office conducted various audits, including a follow-up audit on Network Security, an audit of IT Governance and Disaster Recovery and an audit of the project for the implementation of new online services software.

Long Term Asset Advisory Board

The Long Term Asset Advisory Board (LTAAB) was established in July 2008, following the transfer of certain superannuation and other long-term assets from Treasury to QTC (primarily for reasons relating to market volatility).

The LTAAB has power delegated from QTC to:

•	manage the sufficiency of the funding of the long-term assets

•	set investment objectives and strategies for the long-term assets

•	set the appropriate investment structure for the long-term assets, and

•	monitor investment performance of the long-term assets.

The LTAAB holds meetings at least four times per year.

The LTAAB members are appointed by the Governor in Council, pursuant to section 10(2) of the QTC act. The members of LTAAB are:

Name	Position
Under Treasurer	Chairperson
Chief Executive, QSuper	Member
State Actuary	Member
Assistant Under Treasurer	Member
Assistant Under Treasurer	Member
Deputy Under Treasurer	Member

The LTAAB has observed its terms of reference.

Risk management

QTC manages its risks within an enterprise-wide risk management framework (EwRM). The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well-understood approach for evaluating and reporting risks.

As part of this framework, QTC periodically identifies its key or significant risks, which are reported to its Risk Management Team and to the Board through structured reporting processes.

QTC’s Chief Risk Officer is responsible for embedding QTC’s risk management policy and program in its business processes, to ensure a consistent organisation- wide approach to risk mitigation and an enhanced individual employee understanding of EwRM and what it means in their day-to-day work.

Strategy and structure

Our operating model links the strategy, culture, processes, people, leadership and systems of our organisation and outlines the key business processes we use to create value for our clients.

The model provides a five-step process that helps employees focus their efforts and provides a consistent framework for filtering, assessing and prioritising client opportunities and planning appropriate resourcing.

QTC’s organisational structure supports the operating model and achievement of the organisation’s strategies creating alignment throughout the organisation, linking appropriate staff expertise and accountabilities to the client value- creation process.

24	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Management team

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the executive team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all executive team appointments are made on basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s General Management Team 2011-12

PHILIP NOBLE	Chief Executive
STEVEN TAGG	Executive General Manager and General Manager, Financial Solutions Group
JOHN CURRAN	Strategy Group
PETER DANN	Treasury Department Group
JOHN FRAZER	Risk Group
GRAEME GARRETT	Projects Queensland
RAMON GAVRANIC	Operations Group
MARK GIRARD	Business Solutions Group
RUPERT HAYWOOD	Strategic Partnering Group
RICHARD JACKSON	Funding and Markets Group
DONNA MAHER	People and Performance Group
JOANNE NELSON	Communication and Marketing Group

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	25

People management

QTC’s people strategy recognises the importance of valuing and developing staff to foster the sustainability of its organisational capability and the potential of its people. Integral to QTC’s broader corporate objectives and organisational success, QTC’s people priorities ensure that a workforce with the right mix of people and skills exists. Continually raising the standard of leadership, embedding our corporate values and investing in our staff potential and well-being drive our organisation’s attraction and retention strategies and employee engagement, to build and sustain organisational capacity.

The attraction of the right mix of people and skills underpins QTC’s future success, with its highly skilled people engaged across a range of professional, specialist and administrative roles. To maintain the high employee retention rate (95.91%) and ensure we remains competitive, we actively seek opportunities to enhance our organisational culture. A range of initiatives, policies and processes are in place, including:

•	learning and development programs, including leader capability programs, a graduate program, study support, and professional development and experiences

•	programs that improve the effectiveness of our recruitment processes

•	initiatives that improve induction processes and programs, including the establishment of learning pathways

•	processes to improve performance management processes, including the implementation of an online performance management application

•	flexible work arrangements and policies to help our employees balance work and family commitments

•	our participation in career fairs and expos, and

•	our hosting of talented finance students, where they are offered real work opportunities for a short term.

A review of QTC’s employment terms and conditions was also undertaken in 2012. This did not result in any major change to the organisation’s contractual provisions or employment benefits.

All QTC employees are employed subject to the Fair Work Act and are governed by individual employment agreements.

WORKFORCE PROFILE	2011-12
Establishment	226
Full-time equivalent staff	213
Turnover	9.06%
Permanent separation rate	7.5%
Full-time	188
Part-time	32
Average tenure	5.84 years

26	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

QUEENSLAND
TREASURY
CORPORATION

FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

CONTENTS

Statement of comprehensive income	28
Balance sheet	29
Statement of changes in equity	30
Statement of cash flows	31
Notes to and forming part of the Financial Statements	32
Certificate of the Queensland Treasury Corporation	62
Independent auditor's report	63
Management report	65

QUEENSLAND

TREASURY

CORPORATION

FINANCIAL

STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

CONTENTS

Statement of comprehensive income

Balance sheet

Statement of changes in equity

Statement of cash flows

Notes to and forming part of the Financial Statements

Certificate of the Queensland Treasury Corporation

Independent auditor’s report

Management report

28

29

30

31

32

62

63

65

27

STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2012

	NOTE	2012 $000	2011 $000

CAPITAL MARKETS OPERATIONS
Net interest income
Interest income	4	9 427 424	4 294 832
Interest expense	4	(9 383 618)	(4 260 112)

		43 806	34 720

Other income
Fees – management	6	57 200	55 512
Fees – professional		579	698
Fees – other		735	482
Amortisation of cross border lease deferred income		6 438	6 438
Lease income		42 281	33 294
Gain on sale of property, plant and equipment		—	2

		107 233	96 426

Expenses
Administration expenses	7	(68 674)	(42 523)
Depreciation on leased assets		(27 911)	(22 097)
Other expenses		20	(50)

		(96 565)	(64 670)

Share of associate’s net profit		491	355

Profit from capital markets operations before income tax		54 965	66 831

Income tax expense	8	(8 056)	(20 874)

Profit from capital markets operations after income tax		46 909	45 957

LONG TERM ASSETS
Net return from investments in long term assets
Net change in fair value of unit trusts	5	2 556 924	3 144 065
Interest on fixed rate notes		(2 285 211)	(1 878 735)
Management fees		(84 484)	(71 154)

Profit from long term assets		187 229	1 194 176

Total net profit for the year after tax		234 138	1 240 133

Total comprehensive income attributable to the owner		234 138	1 240 133

Total comprehensive income derived from:
Capital markets operations	3	46 909	45 957
Long term assets	3	187 229	1 194 176

Total comprehensive income		234 138	1 240 133

The notes on pages 32 to 61 are an integral part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long-term assets (refer notes 1 and 3).

28	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

BALANCE SHEET

AS AT 30 JUNE 2012

	NOTE	2012 $000	2011 $000

ASSETS
Capital markets operations
Cash		743	—
Receivables	9	9 022	13 233
Financial assets at fair value through profit or loss	10	17 221 439	19 673 113
Derivative financial assets	11	475 056	195 083
Onlendings	12	72 289 635	59 452 522
Property, plant and equipment	13	286 131	224 441
Investments accounted for using the equity method	31	1 377	975
Intangible assets	14	5 110	14 810
Deferred tax asset	8	2 438	1 921

		90 290 951	79 576 098

Long term assets

Financial assets at fair value through profit or loss	10	29 182 448	28 248 333

		29 182 448	28 248 333

Total Assets		119 473 399	107 824 431

LIABILITIES
Capital markets operations
Bank overdraft		—	8 834
Payables	15	106 020	158 762
Tax liabilities	8	8 619	20 631
Derivative financial liabilities	16	247 589	160 521
Financial liabilities at fair value through profit or loss
– Interest bearing liabilities	17	84 363 431	73 224 097
– Client deposits	17	5 077 143	5 562 013

		89 802 802	79 134 858

Long term assets
Financial liabilities at amortised cost	18	31 852 678	31 105 792

		31 852 678	31 105 792

Total Liabilities		121 655 480	110 240 650

Net Assets		(2 182 081)	(2 416 219)

EQUITY
Capital markets operations
Reserves	19	187 819	176 615
Retained surplus		300 330	264 625

		488 149	441 240

Long term assets
Retained deficit		(2 670 230)	(2 857 459)

		(2 670 230)	(2 857 459)

Total Equity		(2 182 081)	(2 416 219)

The notes on pages 32 to 61 are an integral part of these financial statements.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	29

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2012

		CAPITAL MARKETS OPERATIONS			LONG TERM ASSETS	TOTAL
	NOTE	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2010		133 363	62 500	349 420	(4 051 635)	(3 506 352)
Profit for the year		—	—	45 957	1 194 176	1 240 133
Dividend paid		—	—	(150 000)	—	(150 000)
Transfer from/(to) retained surplus	19	12 252	(31 500)	19 248	—	—

Balance at 30 June 2011		145 615	31 000	264 625	(2 857 459)	(2 416 219)

Balance at 1 July 2011		145 615	31 000	264 625	(2 857 459)	(2 416 219)
Profit for the year		—	—	46 909	187 229	234 138
Transfer from/(to) retained surplus	19	15 204	(4 000)	(11 204)	—	—

Balance at 30 June 2012		160 819	27 000	300 330	(2 670 230)	(2 182 081)

The notes on pages 32 to 61 are an integral part of these financial statements.

30	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2012

	NOTE	2012 $000	2011 $000

CAPITAL MARKETS OPERATIONS
Cash flows from operating activities
Interest received from onlendings		7 601 711	3 127 131
Interest received from investments		848 000	1 372 929
Interest received – other		43 440	68 197
Fees received – management		57 200	55 590
Fees received – professional		579	710
Fees received – other		696	761
GST paid to suppliers		(13 131)	(7 608)
GST refunds from ATO		10 818	12 115
GST paid to ATO		(5 135)	(4 220)
GST received from clients		5 207	4 383
Interest paid on interest-bearing liabilities		(4 195 720)	(3 898 839)
Interest paid on deposits		(170 683)	(224 771)
Administration expenses paid		(53 830)	(48 293)
Income tax paid		(20 585)	(34 003)

Net cash provided by operating activities	20	4 108 567	424 082

Cash flows from investing activities
Proceeds from sale of investments		74 752 834	61 533 294
Payments for investments		(71 843 789)	(62 641 503)
Net onlendings		(12 639 382)	(4 303 857)
Payments for property, plant and equipment		(91 079)	(61 989)
Payments for intangibles		(5 454)	(7 054)
Proceeds from sale of property, plant and equipment		—	2
Dividend received		89	52

Net cash used in investing activities		(9 826 781)	(5 481 055)

Cash flows from financing activities
Proceeds from interest-bearing liabilities		65 942 151	67 466 329
Repayment of interest-bearing liabilities		(59 730 111)	(63 148 668)
Net deposits		(484 249)	881 645
Dividend paid		—	(150 000)

Net cash provided by financing activities		5 727 791	5 049 306

Net decrease in cash held		9 577	(7 667)
Cash at 1 July		(8 834)	(1 167)

Net cash at 30 June		743	(8 834)

LONG TERM ASSETS
No external cashflow is generated from the long term assets (refer notes 1 and 3).

The notes on pages 32 to 61 are an integral part of these financial statements.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	31

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

CONTENTS

1	General information	32

2	Summary of significant accounting policies	32

3	Segment reporting	35

4	Interest income and interest expense from capital markets operations	36

5	Net change in fair value of unit trusts	38

6	Fees – management	38

7	Administration expenses	39

8	Income tax expense	40

9	Receivables	40

10	Financial assets at fair value through profit or loss	41

11	Derivative financial assets	42

12	Onlendings	42

13	Property, plant and equipment	43

14	Intangible assets	43

15	Payables	44

16	Derivative financial liabilities	44

17	Financial liabilities at fair value through profit or loss	44

18	Financial liabilities at amortised cost	46

19	Reserves	46

20	Notes to the statement of cash flows	47

21	Financial risk management	48

22	Fair value hierarchy	53

23	Concentrations of borrowings and deposits	56

24	Contingent liabilities	56

25	Leases	56

26	Commitments	57

27	Funding facilities	57

28	Related party transactions	57

29	Key management personnel	58

30	Auditor’s remuneration	60

31	Investment in joint venture entity	60

32	Investments in companies	61

33	Dividends	61

34	Events subsequent to balance date	61

1	General information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost- recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/ costs of liability and asset management being passed on to its clients being Queensland public sector entities.

The majority of QTC’s profits from its Capital Markets Operations are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its Capital Markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 & 5).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

2	Summary of significant accounting policies

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2012 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and Australian Accounting Standards and Interpretations, adopted by the Australian Accounting Standards Board.

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards as issued by the International Accounting Standards Board. While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

New accounting standards

A number of new and amended accounting standards are mandatory from 1 July 2011. None of these have been deemed to have a material impact on the financial statements or the performance of the Corporation.

Standards and interpretations not yet adopted

Certain new accounting standards have been published that are not mandatory for the current reporting period. The Corporation’s assessment of the impact of these standards and interpretations are set out below.

Effective for annual periods beginning on or after 1 January 2013:

•

AASB 9 Financial Instruments, is expected to replace AASB 139 Financial Instruments. The new standard specifies new recognition and measurement requirements for financial assets within the scope of AASB 139. The amendments require financial assets to be measured at fair value through profit or loss unless they meet the criteria for amortised cost measurement. For financial liabilities, AASB 9 has largely adopted the recognition and measurement criteria currently contained in AASB 139. One key difference is in relation to the recognition of “own credit” movements for liabilities measured at fair value. Under the revised standard, any change in fair value attributable to an entity’s own credit risk is to be shown in other comprehensive income, not as part of profit or loss. An exemption applies to entities which have offsetting risk profiles which allows QTC to measure both financial assets and financial liabilities at fair value through profit or loss. This significantly reduces recognition or measurement inconsistencies, commonly referred to as accounting mismatches. Therefore this is not expected to change the current practice of measuring changes in fair value movements of QTC bonds through profit or loss.

•

AASB 10 Consolidated Financial Statements requires a parent to present consolidated financial statements as those of a single economic entity and introduces a single model of control. This is wider than the current definition of control and is based on an entity’s exposure to the rights and variability of returns through power to direct the activities of an investee.

•

AASB 11 Joint Arrangements clarifies all joint arrangements as either joint operations or joint ventures based on the rights and obligations of the arrangement. It requires joint ventures where each party has rights to the net assets of the arrangement to be accounted for using the equity method. This is consistent with QTC’s current accounting policy for joint venture entities.

•

AASB 12 Disclosure of Involvement with Other Entities requires qualitative and quantitative disclosures on an entity’s interest in, and judgements applied to subsidiaries, joint arrangements, associates and other structured entities.

•

AASB 13 Fair Value Measurement replaces the guidance on fair value measurement in existing AASB accounting literature with a single standard. For all assets and liabilities which are measured at fair value, entities are required to disclose how fair value measurement is determined based on the three level hierarchy system currently used for financial assets and financial liabilities.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to have a material impact on the financial statements of the Corporation. However, the pronouncements may result in changes to how information is currently disclosed.

Basis of measurement

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC’s functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

(b)	Investment in joint venture entity

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the statement of comprehensive income, and the share of movement in equity is recognised in the balance sheet. Investments in joint venture entities are carried at the equity accounted amount (refer note 31).

32	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

(c)	Investments in other companies

Investments in other companies are accounted for at cost (refer note 32). The principal activity of QTC’s main investment company, Queensland Treasury Holdings Pty Ltd (QTH), is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State.

Queensland Treasury holds a 60% beneficial interest in QTH. The remaining 40% is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not have significant influence over the financial and operating policies of QTH and therefore does not apply the equity method of accounting to the investment.

(d)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the statement of comprehensive income.

(e)	Cash

Cash assets include only those funds held at bank and do not include money market deposits.

(f)	Financial assets and financial liabilities

Recognition and derecognition

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

Measurement

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues.

Classification

Financial instruments on initial recognition are classified into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss
•	Financial liabilities at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Onlendings

Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (v)).

Derivative financial instruments

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets).

•	Financial assets – Capital Markets Operations

Financial assets – Capital Markets Operations, include investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the statement of comprehensive income.

•	Investments in unit trusts – Long Term Assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 10). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the statement of comprehensive income.

•	Interest-bearing liabilities

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

•	Client deposits

Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Financial liabilities at amortised cost

Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes are long-term in nature and have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

(g)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(h)	Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received or the liability issued during the period between the trade date and settlement date in the same way as it accounts for the acquired asset or liability.

(i)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

(j)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(k)	Lease arrangements

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Operating leases, in which QTC is the lessee, are expensed on a straight line basis over the term of the lease. Leases where QTC has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalised at the lease inception based on the present value of the minimum lease payments. The finance cost is charged to profit or loss over the lease period (refer note 25).

(l)	Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(m)	Cross border leases – income recognition

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(n)	Interest income and interest expense

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/ losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	33

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

(o)	Fee income

Management and professional fee income represent income earned from the management of QTC’s onlendings and deposits and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(p)	Net change in fair value of investments in unit trusts

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(q)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

(r)	Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Costs are recognised where asset values exceed $5,000 and includes expenditure that is directly attributable to the acquisition of the asset. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Where depreciation relates to plant and equipment held to generate lease revenue, depreciation expenditure has been classified separately in the statement of comprehensive income as depreciation on leased assets. Land is not depreciated.

Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE
Information technology & office equipment	6 – 40%
Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

Derecognition

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income in the year the asset is derecognised.

(s)	Intangible assets

Software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Costs associated with the development of internally generated software are capitalised only when the designated project is technically and commercially feasible and is expected to generate future economic benefits to QTC. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred. Following initial recognition of the development expenditure as an asset, the asset is carried at cost less accumulated amortisation and impairment losses. Amortisation of the asset begins when the development is complete and the asset is available for use.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and five years.

Impairment

The carrying values of non-financial assets are reviewed at each reporting date or where there is an indication of impairment. Where an asset is no longer expected to provide substantial service potential or there is significant reductions in the capabilities, functions or intended use, the asset is written down to its recoverable amount. For the purpose of impairment testing, assets are grouped by the lowest level of cash-generating unit applicable with impairment losses recorded in the statement of comprehensive income.

(t)	Income tax

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

(u)	Employee benefits

Employee benefit obligations such as annual leave and long service leave entitlements are measured on an undiscounted basis where the amounts are due to be settled at balance date.

A liability is recognised for short-term bonuses based on the amount expected to be paid where there is a present or constructive obligation to pay this amount as a result of past services provided by the employee and the obligation can be estimated reliably.

Wages, salaries, annual and long service leave due but unpaid at reporting date are recognised in other creditors and include related on-costs such as payroll tax, worker’s compensation premiums and employer superannuation contributions. As sick leave is non-vesting, this is recognised as and when this leave is taken.

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the statement of comprehensive income. QTC is not responsible for any shortfalls.

Key executive management personnel and remuneration disclosures are made in accordance with the Financial Reporting Requirements for Queensland Government Agencies issued by Queensland Treasury (refer note 29) and in accordance with AASB 124 Related Party Disclosures.

(v)	Provisions

Impaired loans

Over the period 1996 to 2000, QTC, at the direction of the Queensland Government, acquired loans provided by financial institutions to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non-performing loans. Specific provisions have been made where full recovery of principal and interest is considered doubtful based on the net realisable value of the underlying security.

(w)	Rounding

Amounts have been rounded to the nearest thousand dollars except for note 27 which is rounded to the nearest million dollars and notes 29 and 30 which are in whole dollars.

(x)	Comparative figures

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(y)	Judgements and assumptions

QTC has made no judgements or assumptions which may cause a material adjustment to the carrying amounts of assets and liabilities within the next reporting period.

(z)	Operating result

The operating profit after tax for the year ended 30 June 2012 for the Capital Markets Operations segment was $46.9 million. QTC made an operating profit of $187.2 million for the Long Term Assets segment.

The accumulated net losses of $2.2 billion (2011 $2.4 billion) have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 20). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

34	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

3	Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC’s operating segments are shown below:

SEGMENT REVENUE AND EXPENSES

FOR THE YEAR ENDED 30 JUNE 2012

FOR THE YEAR ENDED 30 JUNE 2011

Capital markets operations $000

Long term assets $000

Total $000

Capital markets operations $000

Long term assets $000

Total $000

Income

Interest income 9 427 424 - 9 427 424 4 294 832 - 4 294 832

Net change in fair value of unit trusts - 2 556 924 2 556 924 - 3 144 065 3 144 065

Other income 107 233 - 107 233 96 426 - 96 426

Total income 9 534 657 2 556 924 12 091 581 4 391 258 3 144 065 7 535 323

Expenses

Interest expense 9 383 618 2 285 211 11 668 829 4 260 112 1 878 735 6 138 847

Depreciation on leased assets 27 911 - 27 911 22 097 - 22 097

Management fees - 84 484 84 484 - 71 154 71 154

Other expenses 68 654 - 68 654 42 573 - 42 573

Total expenses 9 480 183 2 369 695 11 849 878 4 324 782 1 949 889 6 274 671

Share of associate’s net profit 491 - 491 355 - 355

Profit before income tax 54 965 187 229 242 194 66 831 1 194 176 1 261 007

Income tax expense 8 056 - 8 056 20 874 - 20 874

Profit for the year 46 909 187 229 234 138 45 957 1 194 176 1 240 133

SEGMENT ASSETS AND LIABILITIES

30 JUNE 2012

30 JUNE 2011

Capital markets operations $000

Long term assets $000

Total $000 Capital markets operations $000

Long term assets $000

Total $000

Assets

Onlendings 72 289 635 - 72 289 635 59 452 522 - 59 452 522

Financial assets 17 221 439 29 182 448 46 403 887 19 673 113 28 248 333 47 921 446

Other assets 779 877 - 779 877 450 463 - 450 463

Total assets 90 290 951 29 182 448 119 473 399 79 576 098 28 248 333 107 824 431

Liabilities

Financial liabilities 89 440 574 31 852 678 121 293 252 78 786 110 31 105 792 109 891 902

Other liabilities 362 228 - 362 228 348 748 - 348 748

Total liabilities 89 802 802 31 852 678 121 655 480 79 134 858 31 105 792 110 240 650

Net assets 488 149 (2 670 230) (2 182 081) 441 240 (2 857 459) (2 416 219)

SEGMENT EQUITY

30 JUNE 2012

30 JUNE 2011 Capital markets operations $000

Long term assets $000

Total $000

Capital markets operations $000

Long term assets $000

Total $000

Equity 1 July 441 240 (2 857 459) (2 416 219) 545 283 (4 051 635) (3 506 352)

Profit after tax 46 909 187 229 234 138 45 957 1 194 176 1 240 133

Dividend paid- - - (150 000) - (150 000)

Equity 30 June 488 149 (2 670 230) (2 182 081) 441 240 (2 857 459) (2 416 219)

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	35

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

4	Interest income and interest expense from capital markets operations

FOR THE YEAR ENDED 30 JUNE 2012
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/ LOSS $000	TOTAL INTEREST $000

INTEREST INCOME
Domestic
Money market deposits	79 510	6	—	79 516
Discount securities	376 079	686	1 258	378 023
Commonwealth and semi-government securities	255 900	6 497	402 380	664 777
Floating rate notes	200 671	(7 139)	773	194 305
Other investments	79 667	19 785	11 019	110 471
Forward rate agreements	—	176 645	—	176 645
Onlendings*	7 655 762	143 660	—	7 799 422
Offshore
Medium-term notes	8 189	11 283	—	19 472
Cross currency swaps	27 584	(24 325)	—	3 259
Credit default swaps	1 585	(51)	—	1 534

	8 684 947	327 047	415 430	9 427 424

INTEREST EXPENSE
Domestic
Deposits	178 939	43	—	178 982
Treasury notes	109 592	999	51	110 642
Bonds	3 581 134	4 440 914	560 514	8 582 562
Credit foncier loans	(27)	6	—	(21)
Interest rate swaps	(67 428)	(52 530)	—	(119 958)
Forward rate agreements	—	—	8	8
Futures contracts	—	(7 305)	137 412	130 107
Floating rate notes	13 207	(24)	—	13 183
Offshore
Commercial paper	11 198	(13 737)	—	(2 539)
Bonds	84 817	85 925	14 157	184 899
Medium-term notes	49 773	57 034	—	106 807
Cross currency swaps	54 603	(23 932)	—	30 671
Forward exchange contracts	—	(68 501)	189 968	121 467
Other
Registration and issue costs	3 457	—	—	3 457
Commissions on futures	1 640	—	—	1 640
Commonwealth Government Guarantee Fee	41 711	—	—	41 711

	4 062 616	4 418 892	902 110	9 383 618

*	The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the year ended 30 June 2012, interest rates fell, which together with a large increase in client onlendings, led to higher interest income for the 2011 – 12 year.

36	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

	FOR THE YEAR ENDED 30 JUNE 2011
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/ LOSS $000	TOTAL INTEREST $000

INTEREST INCOME
Domestic
Money market deposits	15 454	41	—	15 495
Discount securities	355 513	(47)	426	355 892
Commonwealth and semi-government securities	295 894	(4 424)	111 163	402 633
Floating rate notes	226 326	34 646	3 300	264 272
Other investments	111 395	(4 057)	5 202	112 540
Forward rate agreements	—	17 913	—	17 913
Onlendings	3 123 391	(15 919)	—	3 107 472
Offshore
Medium-term notes	2 731	(15 091)	—	(12 360)
Cross currency swaps	14 458	9 879	—	24 337
Credit default swaps	416	6 222	—	6 638

	4 145 578	29 163	120 091	4 294 832

INTEREST EXPENSE
Domestic
Deposits	188 584	443	—	189 027
Treasury notes	95 021	424	25	95 470
Bonds	3 476 475	(400 105)	542 590	3 618 960
Credit foncier loans	(40)	16	—	(24)
Interest rate swaps	(35 883)	29 613	—	(6 270)
Forward rate agreements	—	182	184	366
Futures contracts	—	(12 713)	11 079	(1 634)
Offshore
Commercial paper	10 907	(464 828)	160	(453 761)
Bonds	150 771	(35 399)	29 763	145 135
Medium-term notes	46 480	(53 082)	—	(6 602)
Cross currency swaps	44 002	(278)	—	43 724
Forward exchange contracts	4	119 749	434 357	554 110
Other
Registration and issue costs	11 100	—	—	11 100
Commissions on futures	1 507	—	—	1 507
Commonwealth Government Guarantee Fee	69 004	—	—	69 004

	4 057 932	(815 978)	1 018 158	4 260 112

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	37

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

5	Net change in fair value of unit trusts

Changes in the fair value of the unit trusts are as follows:

ACCOUNT	2012 $000	2011 $000
QLQ Trust No. 1	1 684 057	3 041 526
QLQ Trust No. 2	27 743	(3 273)
QLQ Trust No. 3	2 459	—
QIC Property Fund	96 674	131 173
QIC Diversified Infrastructure Fund No. 2	152 548	38 335
QIC Strategic Fund No. 2	115 625	(99 240)
QIC Strategic Fund No. 3	153	5 375
QIC Private Equity Fund No. 2	89 801	10 005
QIC Private Equity Fund No. 3	5 623	16 245
QIC International Property Development Trust	—	184
Queensland BioCapital Fund No. 1	2 398	(2 055)
Queensland BioCapital Fund No. 2	3 928	(1 897)
QIC Treasury Infrastructure Trust	(4)	2
QIC Treasury Infrastructure Trust No. 1	258 395	(22)
QIC Treasury Infrastructure Trust No. 2	77	—
QIC Treasury Infrastructure Trust No. 2 Redeemable Pref Units	117 597	7 765
QIC Cash Fund	145	695
QIC Healthcare Ventures US Dollar Cash	135	—
QIC Healthcare Ventures	(430)	(753)

	2 556 924	3 144 065

Refer to note 10 for details of balances held at year end and asset allocations.

6	Fees – management

	2012 $000	2011 $000
Fees – management	57 200	55 512

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $7.322 million (2011 $8.143 million), derived from fees on certain managed funds and pools is included under interest income as it forms part of the interest rate applied.

38	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

7	Administration expenses

	2012 $000	2011 $000
Salaries and related costs	27 405	20 435
Superannuation contributions	3 217	2 808
Consultants’ fees(i)	6 859	2 292
Outsourced services(ii)	1 934	1 536
Depreciation on property, plant and equipment	1 478	552
Amortisation on intangible assets	341	98
Impairment on intangible assets*	14 811	1 908
Computer charges	2 519	2 837
Property charges	4 314	2 704
External audit fees	438	368
Internal audit fees	446	402
Staff training and development	368	316
Investor and market relations program	818	940
Telephone, postage, printing and stationery	532	554
Other administration expenses	3 194	4 773

	68 674	42 523

*	relates to impairment of software development costs (refer to note 14)

(i) Consultants’ fees
Legal costs professional/technical	856	962
Information technology	136	79
Contractors/secondments	4 859	1 330
Finance/accounting	22	266
Human resource management	237	238
Communications	57	138
Other	692	(721)

	6 859	2 292

(ii) Outsourced services
Information services	977	788
Registry charges	162	157
Domestic and international clearing charges	641	448
Bank charges	118	105
Other	36	38

	1 934	1 536

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	39

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

8	Income tax expense

	2012 $000	2011 $000
Current tax	8 589	20 585
Deferred tax	(533)	289

Income tax expense	8 056	20 874

Deferred income tax included in income tax expense comprises:
(Increase)/decrease in deferred tax assets	(517)	275
(Decrease)/increase in deferred tax liabilities	(16)	14

	(533)	289

Numerical reconciliation between income tax expense and pre-tax accounting profit
Profit for the year	242 194	1 261 007
Remove (profit)/loss from non-taxable pools:
Capital markets operations	(27 849)	3 017
Long term assets	(187 229)	(1 194 176)

Operating profit from taxable pools	27 116	69 848

Tax at the Australian tax rate of 30% on taxable pools	8 135	20 954
Effect of non-deductible items:
Share of net profit of jointly controlled entities	(147)	(106)
Other	68	26

Income tax expense	8 056	20 874

Income tax assets and liabilities at 30 June relates to the following:
Deferred tax assets
Accruals	627	470
Employee benefits	1 811	1 451

	2 438	1 921

Deferred tax liability

Property, plant and equipment	30	46

Current tax liability	8 589	20 585
Deferred tax liability	30	46

Tax liabilities	8 619	20 631

9	Receivables

	2012 $000	2011 $000
GST receivable	3 503	1 262
Sundry debtors	4 174	10 706
Prepayments	1 101	1 047
Operating lease receivables	244	218

	9 022	13 233

40	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

10	Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS	2012 $000	2011 $000
Money market deposits	1 016 311	2 065 650
Discount securities	4 483 548	5 273 357
Commonwealth and state securities(1)	4 251 514	6 472 579
Floating rate notes	4 377 749	3 800 453
Term deposits	1 686 129	622 841
Other investments	1 406 188	1 438 233

	17 221 439	19 673 113

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 17).

The total includes investments made to manage:

•	deposits of $5,077.143 million (2011 $5,562.013 million)

•	surpluses and reserves of $488.149 million (2011 $441.240 million)

•	cross border lease deferred income of $58.705 million (2011 $65.143 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

LONG TERM ASSETS	2012 $000	2011 $000

INVESTMENTS IN UNIT TRUSTS AND OTHER HOLDINGS – QIC:
QLQ Trust No. 1	19 458 681	20 096 050
QLQ Trust No. 2	305 737	276 389
QLQ Trust No. 3	25 672	—
QIC Property Fund	1 118 844	1 021 643
QIC Diversified Infrastructure Fund No. 2	1 463 208	1 277 677
QIC Strategic Fund No. 2	2 555 640	1 772 096
QIC Strategic Fund No. 3	7 907	33
QIC Private Equity Fund No. 2	848 431	590 834
QIC Private Equity Fund No. 3	45 702	60 226
Queensland BioCapital Fund No. 1	21 122	15 553
Queensland BioCapital Fund No. 2	24 308	17 440
QIC Treasury Infrastructure Trust	120	124
QIC Treasury Infrastructure Trust No. 1	2 002 790	1 810 837
QIC Treasury Infrastructure Trust No. 2	69	—
QIC Treasury Infrastructure Trust No. 2 – Redeemable Pref Units	1 304 217	1 283 691
QIC Cash Fund	—	24 880
QIC Healthcare Ventures	—	860

	29 182 448	28 248 333

MOVEMENT DURING THE YEAR:
Opening balance	28 248 333	19 201 500
Net contributions/(withdrawals)	(1 622 809)	(460 168)
Transfers by State Government	—	6 362 936
Net change in fair value of unit trusts	2 556 924	3 144 065
Balance at the end	29 182 448	28 248 333

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	41

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

10	Financial assets at fair value through profit or loss continued

The underlying assets of the trusts consist of the following asset classes:

	2012 $000	2011 $000
Growth assets
Australian equities	5 807 307	5 254 190
International equities	5 690 577	5 225 942
Diversified alternatives & other	3 239 252	2 090 377
Unlisted assets
Infrastructure	2 509 691	2 401 108
Private equity	1 050 568	762 705
Real estate	2 334 596	2 090 376
Defensive assets
Fixed interest	1 108 933	2 768 337
Cash	7 441 524	7 655 298

	29 182 448	28 248 333

The Long Term Assets investments consist of units in unlisted trusts and other holdings held with QIC.

11	Derivative financial assets

	2012 $000	2011 $000
Interest rate swaps	185 768	41 093
Cross currency swaps	120 831	80 846
Forward rate agreements	161 938	71 987
Foreign exchange contracts	6 519	905
Credit default swaps	—	252

	475 056	195 083

12	Onlendings

	2012 $000	2011 $000
Government departments and agencies	30 520 239	22 689 799
Government owned corporations	21 085 227	19 016 232
Local governments	5 859 780	4 712 947
Queensland water entities	10 825 970	9 352 603
Statutory bodies	1 113 361	975 601
QTC related entities(1)	2 659 158	2 577 012
Other bodies	225 900	128 328

Total Onlendings	72 289 635	59 452 522

(1)	Includes a loan of $2.2 billion (2011 $2.2 billion) to Queensland Treasury Holdings Pty Ltd to fund the purchase of the State’s interest in QR National Limited (refer note 28(d)).

42	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

13	Property, plant and equipment

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	LAND(1) $000	INFORMATION TECHNOLOGY AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY(2) $000	TOTAL $000

GROSS CARRYING AMOUNT
Balance at 1 July 2010	—	7 001	206 711	213 712
Acquisitions	—	1 378	60 611	61 989
Disposals	—	(56)	—	(56)

Balance at 30 June 2011	—	8 323	267 322	275 645

Balance at 1 July 2011	—	8 323	267 322	275 645

Acquisitions	32 682	2 766	55 631	91 079

Balance at 30 June 2012	32 682	11 089	322 953	366 724

ACCUMULATED DEPRECIATION
Balance at 1 July 2010	—	5 624	22 987	28 611
Disposals	—	(56)	—	(56)
Depreciation expense	—	600	22 049	22 649

Balance at 30 June 2011	—	6 168	45 036	51 204

Balance at 1 July 2011	—	6 168	45 036	51 204

Depreciation expense	—	1 502	27 887	29 389

Balance at 30 June 2012	—	7 670	72 923	80 593

Net book value 30 June 2011	—	2 155	222 286	224 441

Net book value 30 June 2012	32 682	3 419	250 030	286 131

(1)	Land includes land purchased to construct a bus depot which is subject to a 25 year leasing arrangement.
(2)	Plant and machinery consists mainly of buses and ferries which QTC leases to public sector entities under a whole of government lease facility.

14	Intangible assets

	2012 $000	2011 $000

GROSS CARRYING AMOUNT
Balance at 1 July	17 487	12 341
Acquisitions	5 452	7 054
Disposals & writeoffs*	(14 811)	(1 908)

Balance at 30 June	8 128	17 487

ACCUMULATED DEPRECIATION AND IMPAIRMENT
Balance at 1 July	2 677	2 579
Amortisation for the year	341	98

Balance at 30 June	3 018	2 677

Net book value 30 June	5 110	14 810

*	An impairment loss of $14.8 million was recognised during the year relating to software development following the termination of a licencing arrangement with a software vendor. Software development costs capitalised were assessed according to the capabilities and functions remaining and whether future service potential is expected to be delivered. The carrying value was written down to reflect only those components expected to deliver future economic benefits.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	43

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

15	Payables

	2012 $000	2011 $000
Cross border lease deferred income	58 705	65 143
Whole of Government Debt Pool net position	26 738	73 658
Administration expenses	12 083	13 267
Employee benefits	5 653	4 727
Unearned revenue	1 061	1 053
Other creditors	1 780	914

	106 020	158 762

16	Derivative financial liabilities

	2012 $000	2011 $000
Interest rate swaps	78 064	23 743
Cross currency swaps	127 130	30 761
Forward rate agreements	—	558
Foreign exchange contracts	42 207	105 096
Credit default swaps	188	363

	247 589	160 521

17	Financial liabilities at fair value through profit or loss

	2012 $000	2011 $000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
Domestic
Treasury notes	2 405 545	2 863 045
Bonds	76 637 478	65 435 231
Floating rate notes	351 142	—
Other	220 092	232 854

	79 614 257	68 531 130

Offshore
Commercial paper	1 688 197	1 805 413
Bonds(1)	1 685 383	1 894 009
Medium-term notes	1 179 015	993 545
Floating rate notes	196 579	—

	4 749 174	4 692 967

Total interest-bearing liabilities	84 363 431	73 224 097

(1)	Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 21 (a)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

44	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

17	Financial liabilities at fair value through profit or loss continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table.

AS AT 30 JUNE 2012	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
Domestic
Treasury notes	2 405 545	2 420 000	(14 455)
Bonds	76 637 478	68 983 329	7 654 149
Floating rate notes	351 142	350 000	1 142
Other	220 092	210 881	9 211

	79 614 257	71 964 210	7 650 047

Offshore
Commercial paper	1 688 197	1 691 888	(3 691)
Bonds	1 685 383	1 537 179	148 204
Medium-term notes	1 179 015	985 041	193 974
Floating rate notes	196 579	196 589	(10)

	4 749 174	4 410 697	338 477

Total interest-bearing liabilities	84 363 431	76 374 907	7 988 524

AS AT 30 JUNE 2011	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000

INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS
Domestic
Treasury notes	2 863 045	2 878 000	(14 955)
Bonds	65 435 231	63 022 558	2 412 673
Other	232 854	226 673	6 181

	68 531 130	66 127 231	2 403 899

Offshore
Commercial paper	1 805 413	1 806 460	(1 047)
Bonds	1 894 009	1 804 700	89 309
Medium-term notes	993 545	849 774	143 771

	4 692 967	4 460 934	232 033

Total interest-bearing liabilities	73 224 097	70 588 165	2 635 932

	2012 $000	2011 $000

CLIENT DEPOSITS – CAPITAL MARKETS OPERATIONS
Local governments	1 660 901	1 498 359
Government owned corporations	1 198 786	1 443 731
Statutory bodies	911 802	914 529
Queensland water entities	189 057	280 901
Government departments and agencies	135 972	247 188
QTC related entities	43 829	37 068
Other depositors	219 618	241 843

	4 359 965	4 663 619

Collateral	107 457	—
Repurchase agreements	609 721	898 394

Total deposits	5 077 143	5 562 013

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	45

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

18	Financial liabilities at amortised cost

	2012 $000	2011 $000

FIXED RATE NOTES – LONG TERM ASSETS

State Government	31 852 678	31 105 792

	31 852 678	31 105 792

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

19	Reserves

	2012 $000	2011 $000

CREDIT RISK RESERVE(1)
Balance at 1 July	145 615	133 363
Transfer from retained surplus	15 204	12 252
Balance at 30 June	160 819	145 615

BASIS RISK RESERVE(2)
Balance at 1 July	31 000	62 500
Transfer to retained surplus	(4 000)	(31 500)
Balance at 30 June	27 000	31 000

Total	187 819	176 615

(1)	As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of clients and raises debt funding in advance of requirements thereby ensuring Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. These activities expose QTC to credit risk due to the growth in counterparty exposures.

In addition to its portfolio management activities, QTC also invests funds on behalf of its clients through the QTC Cash Fund. QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed funds in excess of its loans to clients. The excess borrowings are needed to enable QTC to manage its client debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may result due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk is measured using the value at risk methodology. At the 99% confidence level, the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated losses as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

46	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

20	Notes to the statement of cash flows

(a)	Reconciliation of profit after tax to net cash provided by operating activities – capital markets operations

	2012 $000	2011 $000

Profit for the year	46 909	45 957

NON-CASH FLOWS IN OPERATING SURPLUS
Interest-bearing liabilities – net unrealised loss/(gain)	1 991 771	(957 920)
Interest-bearing liabilities – net unrealised exchange loss	29 722	638 072
Deposits – net unrealised loss	43	398
Onlendings net unrealised (gain)/ loss	(193 026)	20 006
Financial assets at fair value through profit or loss – net unrealised (gain)/loss	(339 138)	40 101
Financial assets at fair value through profit or loss – net unrealised exchange (gain)	(11 879)	(9 535)
Depreciation of property, plant and equipment	29 389	22 649
Amortisation of intangibles	341	98
Net gain on sale of property, plant and equipment	—	(2)
Impairment of intangibles	14 811	1 908
Doubtful debts expense cooperative housing societies	(20)	50
Share of profit from investments accounted for using the equity method	(491)	(355)

CHANGES IN ASSETS AND LIABILITIES
Decrease/(increase) in financial assets at fair value through profit or loss – net accrued interest	10 685	(26 742)
(Increase)/decrease in financial assets at fair value through profit or loss – net discount/premium	(438 485)	216 726
(Increase)/decrease in deferred tax asset	(518)	275
(Increase) in onlendings – net accrued interest	(4 684)	(348)
Decrease/(increase) in receivables	4 265	(860)
(Increase)/decrease in prepayments	(53)	133
Increase in interest-bearing liabilities – net accrued interest	97 325	48 770
Increase in interest-bearing liabilities – net discount/premium	2 937 019	421 780
(Decrease) in deposits – net accrued interest	(665)	(5 462)
(Decrease) in payables	(52 742)	(18 212)
(Decrease)/increase in deferred tax liability	(16)	14
(Decrease) in income tax payable	(11 996)	(13 419)

Net cash provided by operating activities	4 108 567	424 082

(b)	Cash flows presented on a net basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

•	loan advances to and redemptions from clients

•	receipt and withdrawal of client deposits, and

•	money market and other deposits.

(c)	Long term assets

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3).

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	47

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

21	Financial risk management

CAPITAL MARKETS OPERATIONS

QTC’s activities expose it to a variety of financial risks including market risk (currency, interest rate and price risks), credit risk and liquidity risk. QTC’s financial risk management program focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

All financial risk management activities are conducted within Board approved policies. The Board approves policies for overall risk management, as well as specifically for managing foreign exchange, interest rate and credit risks, the use of derivative financial instruments and managing and investing liquid funds.

Robust systems are in place for managing financial risk, and compliance with financial risk policies is monitored closely. The financial risk management process, including daily measuring and monitoring of market risk exposure, liquidity and daily measuring of actual performance against benchmark performance, as well as the Counterparty Credit Limit Framework and Approvals Process, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management), the Funding and Markets Committee (comprised of Board members) and the Board.

All breaches of the Financial Risk Management Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Funding and Markets Committee meeting and the next Board Meeting.

(a)	Market risk

QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC may hold surplus funds to assist with the management of client portfolios. These surplus funds are invested in high credit quality, highly liquid financial investments. As a consequence, QTC is subject to market risk.

QTC uses a Board approved Value-at-Risk (VaR) framework to manage QTC’s exposure to market risk. The VaR risk measure estimates the potential mark-to-market loss over a given holding period at a 99% confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data. Depending on the liquidity of the underlying financial instruments, either a 10 day or 20 day holding period is used. QTC has developed scenario analysis capabilities to complement VaR.

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. As QTC’s clients have no foreign currency funding requirements, all foreign currency borrowings are either hedged to Australian dollars to ensure no currency risk or invested in financial assets denominated in that currency, effectively eliminating any foreign currency exposure. Therefore QTC is not impacted by changes in foreign exchange rates.

At times, QTC’s Cash Fund invests in foreign currency assets. These investments are always hedged through the use of derivatives to achieve a net Australian dollar exposure.

QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

	BORROWINGS		OFFSHORE INVESTMENTS		FORWARD EXCHANGE CONTRACTS		NET EXPOSURE
	2012 $000	2011 $000	2012 $000	2011 $000	2012 $000	2011 $000	2012 $000	2011 $000
USD	(1 796 333)	(1 731 074)	268 691	220 285	1 527 642	1 510 789	—	—
CHF	(113 260)	(17 899)	—	—	113 260	17 899	—	—
GBP	—	(7 488)	—	—	—	7 488	—	—
NZD	(608 017)	(598 841)	—	—	608 017	598 841	—	—
EUR	(58 143)	—	107 626	—	(49 483)	—	—	—
YEN	(185 310)	(173 664)	—	—	185 310	173 664	—	—

(ii)	Interest rate risk

In managing interest rate risk on behalf of clients, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods with the duration for each of these periods measured against the equivalent benchmark duration. The same process is also used for QTC’s Cash Fund. All costs or benefits of managing client debt portfolios are passed on to the client meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk for QTC and its clients.

In most instances, interest rate swaps are utilised to change the interest rate exposure of medium to long term fixed rate borrowings into floating rate borrowings to achieve cost effective floating rate funding and to minimise refinancing risk when compared to floating rate debt. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile.

Where interest rate swaps are used to manage funding, QTC is exposed to basis risk. This risk gives rise to a mark-to-market exposure due to movements between the Swap curve and the QTC curve. The swap risk is inherent in QTC’s approach to raising floating rate funding.

VaR IMPACT

The VaR at 30 June was as follows:

	2012	2011
Interest rate risk VaR	$39m	$40m

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. At 30 June 2012, QTC had an exposure of approximately $1,079,000 per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

IMPACT ON OPERATING RESULT

Funding in advance

As previously stated, QTC holds surplus funds generated through the issuance of debt to meet future commitments, which have been hedged through the purchase of high credit quality and highly liquid financial assets. Due to the nature of these hedging instruments (eg futures and other RBA repo eligible securities such as bank bills and government bonds), there are residual risk positions which may result in realised and unrealised accounting gains or losses.

48	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

Fixed rate funding

The out-performance of assets (principally Commonwealth and semigovernment bonds) hedging fixed term debt, resulted in mark-to-market accounting gains for the year of $27.0 million (2011 $38.7 million loss). Depending on market changes, these gains may be reversed in subsequent accounting periods.

Floating rate funding

A portion of QTC’s floating rate funding requirement is generated through the liability swapping of term debt. The out-performance of the swap curve to the QTC curve resulted in mark-to-market accounting gains for the year of $32.7 million (2011 $14.9 million). As these interest rate swaps are utilised to provide medium to long-term floating rate funding, it is likely that QTC will hold the majority of these transactions until maturity such that the unrealised gains may be reversed over the life of the funding strategy.

Cash Fund

QTC invests funds on behalf of its clients which are held in the QTC Cash Fund. As credit spreads widened over 2011-12, the value of the assets held in the Cash Fund decreased by $6.4 million (2011 $34.2 million increase) due to unrealised mark-to-market accounting losses. It has been QTC’s practice to hold these assets to maturity and therefore not pass on credit margin changes, either positive or negative, as a result of credit spread movements in the returns to Cash Fund participants.

(b)	Liquidity and financing risks

QTC maintains its domestic benchmark bond facility as its core medium to longterm funding facility and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium-term note facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets. QTC’s extensive range of funding facilities is detailed in note 27.

Over 2011-12, QTC continued to develop a solely State Government guaranteed bond curve and now has established nine A$ benchmark bond lines with maturities ranging from 2013 to 2024.

In total QTC raised $18,398 million in 2011-12 (final borrowing requirement $16,098 million) resulting in additional funding of $2,300 million to be applied towards next year’s borrowing program.

To ensure liquidity is accessible as required, QTC holds a minimum of $500 million or 20 working days’ cash requirements (whichever is the higher) in 11AM cash to fund unexpected cash outflows. In addition, the majority of QTC surplus holdings are in high credit quality and highly liquid financial investments. QTC applies liquidity stress tests to ensure that the liquid asset holdings are sufficient to meet funding requirements.

The table below sets out the contractual cashflows relating to assets and liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie, loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the over five year time band with no interest payment assumed in this time band.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	49

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

21	Financial risk management continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2012	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Cash	743	—	—	—	—	743	743
Receivables	9 021	—	—	—	—	9 021	9 021
Onlendings #	1 748 021	1 392 382	1 301 373	21 797 545	69 982 706	96 222 027	72 289 635
Money market deposits	1 016 411	—	—	—	—	1 016 411	1 016 311
Discount securities	3 278 251	1 240 000	—	—	—	4 518 251	4 483 548
Commonwealth and semi-government securities	95 267	77 703	311 781	2 456 585	2 025 297	4 966 633	4 251 514
Floating rate notes	320 058	200 537	575 919	2 773 434	259 676	4 129 624	4 377 749
Term deposits	585 873	1 121 918	—	—	—	1 707 791	1 686 129
Other investments	115 741	13 212	130 292	1 178 637	132 124	1 570 006	1 406 188

Total monetary assets	7 169 386	4 045 752	2 319 365	28 206 201	72 399 803	114 140 507	89 520 838

FINANCIAL LIABILITIES
Payables/tax liability	(106 020)	(8 589)	—	(30)	—	(114 639)	(114 639)
Deposits	(5 358 799)	(20 434)	—	—	—	(5 379 233)	(5 077 143)
Treasury notes	(1 720 000)	(700 000)	—	—	—	(2 420 000)	(2 405 545)
Domestic bonds	(1 013 865)	(1 011 271)	(2 057 683)	(41 684 366)	(48 462 379)	(94 229 564)	(76 637 478)
Floating rate notes	(353 407)	(196 798)	—	—	—	(550 205)	(547 721)
Commercial paper	(464 915)	(1 226 973)	—	—	—	(1 691 888)	(1 688 197)
Global bonds	(32 380)	(15 393)	(46 070)	(1 230 104)	(538 750)	(1 862 697)	(1 685 383)
Medium-term notes	(26 415)	(2 455)	(26 911)	(223 125)	(1 162 610)	(1 441 516)	(1 179 015)
Other	(28 837)	(20 828)	(25 086)	(156 346)	(4 864)	(235 961)	(220 092)

Total monetary liabilities	(9 104 638)	(3 202 741)	(2 155 750)	(43 293 971)	(50 168 603)	(107 925 703)	(89 555 213)

DERIVATIVES
Interest rate swaps	41 675	44 953	99 348	32 736	(116 689)	102 023	107 704
Cross currency swaps	(538 415)	192 356	(19 676)	(147 218)	292 330	(220 623)	(6 299)
Forward rate agreements	(237 368)	(811 209)	(492 927)	867 230	1 229 132	554 858	161 938
Foreign exchange contracts	2 226	(53 561)	—	—	—	(51 335)	(35 688)
Credit default swaps	73	(103)	—	—	—	(30)	(188)

Net derivatives	(731 809)	(627 564)	(413 255)	752 748	1 404 773	384 893	227 467

Net monetary assets/(liabilities)	(2 667 061)	215 447	(249 640)	(14 335 022)	23 635 973	6 599 697	193 092

Cumulative	(2 667 061)	(2 451 614)	(2 701 254)	(17 036 276)	6 599 697	—	—

#	QTC’s onlendings to Government owned corporation clients are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

50	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

CONTRACTUAL MATURITIES AS AT 30 JUNE 2011	0 TO 3 MONTHS $000	3 TO 6 MONTHS $000	6 TO 12 MONTHS $000	1 TO 5 YEARS $000	OVER 5 YEARS $000	TOTAL $000	FAIR VALUE $000

FINANCIAL ASSETS
Receivables	13 233	—	—	—	—	13 233	13 233
Onlendings	2 449 141	2 409 240	4 870 400	18 552 734	56 917 017	85 198 532	59 452 522
Money market deposits	2 064 532	—	—	—	—	2 064 532	2 065 650
Discount securities	5 062 530	250 000	—	—	—	5 312 530	5 273 357
Commonwealth and semi-government securities	208 351	111 299	176 061	2 068 057	6 682 924	9 246 692	6 472 579
Floating rate notes	205 262	300 432	622 527	2 915 883	814 840	4 858 944	3 800 453
Other investments	1 040 947	390 893	116 950	392 681	237 326	2 178 797	2 061 074

Total monetary assets	11 043 996	3 461 864	5 785 938	23 929 355	64 652 107	108 873 260	79 138 868

FINANCIAL LIABILITIES
Bank overdraft	(8 834)	—	—	—	—	(8 834)	(8 834)
Payables/tax liability	(158 762)	(20 585)	—	(46)	—	(179 393)	(179 393)
Deposits	(5 542 607)	(20 502)	—	—	—	(5 563 109)	(5 562 013)
Treasury notes	(2 863 000)	—	(15 000)	—	—	(2 878 000)	(2 863 045)
Domestic bonds	(249 843)	(1 105 023)	(7 979 277)	(40 936 384)	(35 241 414)	(85 511 941)	(65 435 231)
Other bonds	(24 832)	(23 348)	(35 995)	(163 129)	(6 358)	(253 663)	(232 854)
Commercial paper	(1 806 460)	(1)	—	—	—	(1 806 461)	(1 805 413)
Global bonds	(36 485)	(17 656)	(54 141)	(1 501 230)	(688 004)	(2 297 516)	(1 894 009)
Medium-term notes	(24 087)	(2 301)	(26 387)	(211 100)	(1 027 882)	(1 291 757)	(993 545)

Total monetary liabilities	(10 714 910)	(1 189 416)	(8 110 800)	(42 811 889)	(36 963 658)	(99 790 673)	(78 974 337)

DERIVATIVES
Interest rate swaps	(6 339)	97 546	201 562	315 155	—	607 924	17 350
Cross currency swaps	(328 622)	(5 444)	(26 285)	(79 995)	409 063	(31 283)	50 085
Forward rate agreements	(257 667)	(589 262)	(536 999)	1 488 584	617 449	722 105	71 429
Foreign exchange contracts	(119 714)	68	78	47	—	(119 521)	(104 191)
Credit default swaps	296	(28)	(9)	(75)	—	184	(111)

Net derivatives	(712 046)	(497 120)	(361 653)	1 723 716	1 026 512	1 179 409	34 562

Net monetary assets/(liabilities)	(382 960)	1 775 328	(2 686 515)	(17 158 818)	28 714 961	10 261 996	199 093

Cumulative	(382 960)	1 392 368	(1 294 147)	(18 452 965)	10 261 996	—	—

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	51

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

21	Financial risk management continued

(c)	Credit risk

(i)	Financial markets counterparties

QTC is exposed to credit risk. Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s Credit Policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations. Counterparty credit limits are changed based on QTC’s view of the capacity of the counterparty to meet its obligation.

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure is calculated based on the market value of the exposure together with the VaR which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

The following table represents QTC’s exposure to credit risk at 30 June:

CREDIT EXPOSURE
	2012 $000	2011 $000

Investments	18 184 112	22 119 198
Derivatives
Interest rate swaps	987 030	717 752
Cross currency swaps	181 732	154 043
Foreign exchange contracts	51 477	4 035
Credit default swaps	73 723	242 415

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s Risk Group performing its assessment of QTC’s large counterparties and special purpose issuers. The country of domicile, the counterparty’s credit metrics, the size of its funding programs and the asset composition and quality of the underlying security are also significant considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. This is difficult to avoid given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better (92% of exposures are AA- or better) and to invest in highly liquid securities.

QTC also utilises collateral arrangements to limit its derivatives’ credit exposure. Counterparty exposure by rating for all investments and derivative contracts is listed below:

	CREDIT EXPOSURE
	RATING	2012%		2011%
Long-term rating	AAA	29		47
	AA+	6		1
	AA	1		42
	AA-	55	*	2
	A+	3		5
	A	3		2
	A-	1		—
Short-term rating	A-1+	1		1
	A-2	1		—

*	Reflects ratings downgrade of major Australian Banks during the year.

While QTC’s capital is not subject to regulatory oversight, QTC utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards to calculate and advise the Board of the amount of capital required to cover its risks including credit risk.

(ii)	Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, cooperative housing societies and primary producer cooperatives, are Queensland Government sector entities and in some cases an explicit State Government guarantee exists. There is a specific State Government guarantee in place for the Suncorp-Metway Limited loans. As a consequence, these exposures are not included in QTC’s total credit exposure.

LONG TERM ASSETS

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk due to changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QSuper Limited and QIC provide assistance to the LTAAB in discharging its responsibilities.

QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy.

QSuper Limited provided a secretariat service which has recently been transferred to QTC. In addition an independent oversight of the investment advice and services provided by QIC including periodic strategic reviews of QIC’s activities and performance is provided by an external consultant.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC, based on the long term average rate of return assumed in the triennial actuarial assessment of the State’s defined benefit liability. The rate is currently set at 7.5% per annum.

(a)	Market risk

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 10). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

52	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

(i)	Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate and a large number of currencies.

Based on this assessment, a reasonably possible change in profit and equity on applicable investments held at 30 June is as follows:

	2012 PRICE RISK		2012 PROFIT/EQUITY		2011 PRICE RISK		2011 PROFIT/EQUITY
	LOW	HIGH	DECREASE $000	INCREASE $000	LOW	HIGH	DECREASE $000	INCREASE $000

INVESTMENTS IN UNIT TRUSTS – QIC:
QLQ Trust No. 1	-8%	8%	(1 556 695)	1 556 695	-12%	12%	(2 411 526)	2 411 526
QLQ Trust No. 2	-13%	15%	(39 746)	45 861	-11%	12%	(30 403)	33 167
QLQ Trust No. 3	-8%	8%	(2 054)	2 054	—	—	—	—
QIC Property Fund	-3%	3%	(33 565)	33 565	-4%	4%	(40 866)	40 866
QIC Diversified Infrastructure Fund No. 2	-15%	15%	(219 481)	219 481	-18%	19%	(229 982)	242 759
QIC Strategic Fund No. 2	-15%	15%	(383 346)	383 346	-24%	26%	(425 303)	460 745
QIC Strategic Fund No. 3	-5%	5%	(395)	395	-15%	15%	(5)	5
QIC Private Equity Fund No. 2	-16%	16%	(135 749)	135 749	-23%	25%	(135 892)	147 708
QIC Private Equity Fund No. 3	-19%	20%	(8 683)	9 140	-24%	26%	(14 454)	15 659
Queensland BioCapital Fund No. 1	-9%	9%	(1 901)	1 901	-16%	16%	(2 489)	2 489
Queensland BioCapital Fund No. 2	-9%	9%	(2 188)	2 188	-14%	15%	(2 442)	2 616
QIC Treasury Infrastructure Trust	-10%	10%	(12)	12	-15%	15%	(19)	19
QIC Treasury Infrastructure Trust No. 1	-10%	10%	(200 279)	200 279	-15%	15%	(271 626)	271 626
QIC Treasury Infrastructure Trust No. 2	-10%	10%	(7)	7	—	—	—	—
QIC Treasury Infrastructure Trust No. 2 redeemable pref units	-10%	10%	(130 422)	130 422	—	—	—	—
QIC Cashfund	—	—	—	—	-0.08%	0.08%	(20)	20
QIC Healthcare Ventures	—	—	—	—	-24%	26%	(206)	224

(b)	Liquidity risk

No external cashflows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate notes and distributions and fees on the Long Term Assets are capitalised.

The fixed rate notes provided to the State Government in exchange for the Long Term Assets has a term of 50 years. Due to the long term nature of this arrangement, no liquidity risk has been identified.

22	Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 7 Financial Instruments: Disclosures. The three level fair value hierarchy reflects the significance of the inputs used to determine the valuation of these instruments.

All financial instruments are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments are classified under Level 3.

Level 1 fair value measurements are those derived directly from quoted market prices (unadjusted) in active markets for identical assets and liabilities. Financial instruments under this category consist primarily of short-term and tradable bank deposits and Commonwealth and semi-government bonds where an active market has been established.

Level 2 fair value measurements include instruments valued using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Financial instruments under this category include non actively traded corporate and semi-government bonds (including the QTC 2033 bond and the Capital Indexed bond), certain money market securities (commercial paper and promissory notes) and all derivatives. QTC’s onlendings and client deposits are included under this category.

Level 3 fair value measurements are those derived from unobservable inputs or observable inputs to which significant adjustments have been applied.

The principal inputs to determine the valuation of financial instruments are discussed below:

•

Interest rates – these are principally benchmark interest rates such as interbank rates and quoted interest rates in the swap, bond and futures markets. QTC applies mid-market rates for establishing fair values of financial instruments.

•	Counterparty credit spreads – adjustments are made to market prices for changes in the credit worthiness of the counterparty.

•	Interest rate and foreign currency swaps – there are observable markets for both spot and forward contracts.

•	Cross currency swaps – these instruments are typically held to maturity and valued using the original trading margin to the swap curve.

•	Net Asset Value (NAV) – Units in trust funds are valued by QIC using fair value methodologies. The NAV is based on the hard close unit price at balance date.

There were no transfers between Level 1 and Level 2 or out of Level 3 during the year ended 30 June 2012.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	53

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

22	Fair value hierarchy continued

AS AT 30 JUNE 2012	QUOTED MARKET PRICES LEVEL 1 $000	OBSERVABLE MARKET INPUTS LEVEL 2 $000	UNOBSERVABLE MARKET INPUTS LEVEL 3 $000	TOTAL $000
CAPITAL MARKETS OPERATIONS
Financial assets
Onlendings	—	72 289 635	—	72 289 635
Money market deposits	1 016 311	—	—	1 016 311
Discount securities	4 228 284	255 264	—	4 483 548
Commonwealth and state securities	4 251 514	—	—	4 251 514
Floating rate notes	4 375 947	1 802	—	4 377 749
Term deposits	—	1 686 129	—	1 686 129
Other investments	99 144	1 307 044	—	1 406 188

	13 971 200	75 539 874	—	89 511 074

Derivative financial assets
Interest rate swaps	—	185 768	—	185 768
Cross currency swaps	—	120 831	—	120 831
Forward rate agreements	—	161 938	—	161 938
Foreign exchange contracts	—	6 519	—	6 519

	—	475 056	—	475 056

Total financial assets	13 971 200	76 014 930	—	89 986 130

Financial liabilities
Treasury notes	—	2 405 545	—	2 405 545
Commercial paper	—	1 688 197	—	1 688 197
Domestic bonds	74 976 810	1 660 668	—	76 637 478
Offshore bonds	1 685 383	—	—	1 685 383
Other bonds	—	219 801	—	219 801
Credit foncier loans	—	291	—	291
Medium-term notes	—	1 179 015	—	1 179 015
Floating rate notes	—	547 721	—	547 721
Client deposits	—	4 359 965	—	4 359 965
Collateral	—	107 457	—	107 457
Repurchase agreements	—	609 721	—	609 721

	76 662 193	12 778 381	—	89 440 574

Derivative financial liabilities
Interest rate swaps	—	78 064	—	78 064
Cross currency swaps	—	127 130	—	127 130
Credit default swaps	—	188	—	188
Foreign exchange contracts	—	42 207	—	42 207

	—	247 589	—	247 589

Total financial liabilities	76 662 193	13 025 970	—	89 688 163

LONG TERM ASSETS
Financial assets
Investments in unit trusts – QIC	—	29 182 448	—	29 182 448

	—	29 182 448	—	29 182 448

54	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

AS AT 30 JUNE 2011	QUOTED MARKET PRICES LEVEL 1 $000	OBSERVABLE MARKET INPUTS LEVEL 2 $000	UNOBSERVABLE MARKET INPUTS LEVEL 3 $000	TOTAL $000

CAPITAL MARKETS OPERATIONS
Financial assets
Onlendings	—	59 452 522	—	59 452 522
Money market deposits	1 240 993	824 657	—	2 065 650
Discount securities	4 955 871	317 486	—	5 273 357
Commonwealth and state securities	6 472 579	—	—	6 472 579
Floating rate notes	3 798 817	1 636	—	3 800 453
Term deposits	—	622 841	—	622 841
Other investments	15 354	1 333 570	—	1 348 924

	16 483 614	62 552 712	—	79 036 326

Derivative financial assets
Interest rate swaps	—	41 093	—	41 093
Cross currency swaps	—	80 846	—	80 846
Forward rate agreements	—	71 987	—	71 987
Foreign exchange contracts	—	905	—	905
Credit default swaps	—	252	—	252

	—	195 083	—	195 083

Total financial assets	16 483 614	62 747 795	—	79 231 409

Financial liabilities
Treasury notes	—	2 863 045	—	2 863 045
Commercial paper	—	1 805 413	—	1 805 413
Domestic bonds	63 994 471	1 440 760	—	65 435 231
Offshore bonds	1 894 009	—	—	1 894 009
Other bonds	—	232 349	—	232 349
Credit foncier loans	—	505	—	505
Medium-term notes	—	993 545	—	993 545
Client deposits	—	4 663 619	—	4 663 619
Repurchase agreements	—	898 394	—	898 394

	65 888 480	12 897 630	—	78 786 110

Derivative financial liabilities
Interest rate swaps	—	23 743	—	23 743
Cross currency swaps	—	30 761	—	30 761
Forward rate agreements	—	558	—	558
Credit default swaps	—	363	—	363
Foreign exchange contracts	—	105 096	—	105 096

	—	160 521	—	160 521

Total financial liabilities	65 888 480	13 058 151	—	78 946 631

LONG TERM ASSETS
Financial assets
Investments in unit trusts – QIC	—	28 248 333	—	28 248 333

	—	28 248 333	—	28 248 333

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	55

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

23	Concentrations of borrowings and deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 27. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. QTC maintains regular contact with these depositors and therefore has a good knowledge of their forecast liquidity requirements.

Deposits for stock lending and repurchase agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

24	Contingent liabilities

The following contingent liabilities existed at balance date:

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy, a Queensland Government owned corporation, to the value of $121 million (2011 $260 million) which are supported by a counter indemnity.

•

QTC has provided guarantees to the value of $181 million (2011 $206 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. The likelihood of a loss being incurred through default by a counterparty is remote due to the high credit quality of the counterparty and the short term nature of stock lending. At 30 June 2012 and 30 June 2011, no QTC inscribed stock was lent to other financial institutions.

25	Leases

LEASE COMMITMENTS – QTC AS LESSEE

QTC has entered into the following commercial leases:

•	123 Albert Street, Brisbane for a period of seven years, with an option to surrender the lease on 1 April 2017 or 1 April 2019. Lease payments include a 4% per annum escalation factor

•

61 Mary Street, Brisbane, for an initial term of ten years from 1 January 2003 to 31 December 2012, with an option to renew the lease after that date. Lease payments are increased to reflect market fluctuations

•

Level 3, 120 Edward Street, Brisbane, for an initial term of four years and one month from 1 November 2008 to 30 November 2012, with an option to renew the lease after that date. Lease payments are increased to reflect CPI adjustments

•

Level 11, 120 Edward Street, Brisbane, for an initial term of two years from 15 March 2011 to 14 March 2013, with an option to renew the lease after that date. Lease payments are increased to reflect CPI adjustments, and

•	various motor vehicle lease agreements expiring within one to three years.

The future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2012 $000	2011 $000
Leases payable
Not longer than 1 year	2 357	2 629
Longer than 1 year but not longer than 5 years	7 042	1 310

	9 399	3 939

Contractual lease payments from August 2012 to the end of lease term on the Mary Street and Edward Street premises have been recognised in the accounts due to the commitment to relocate to 123 Albert Street in August 2012.

LEASING ARRANGEMENTS – QTC AS LESSOR

Operating leases

QTC has entered into operating leases as lessor under the whole of government lease facility which include buses, ferries and information technology equipment. These non-cancellable leases have remaining terms of between 1 and 10 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

	2012 $000	2011 $000
Leases receivable
Not longer than 1 year	46 859	39 403
Longer than 1 year but not longer than 5 years	168 245	151 144
Longer than 5 years	44 800	50 963

	259 904	241 510

Finance lease

QTC entered into a financial arrangement with a client comprising a headlease and sublease. Under the headlease, QTC made an upfront payment for the rights and limited obligations to a parcel of land for a term of 25 years ending 25 June 2034. Under the sublease, QTC acts as lessor and receives payments over the term.

Finance charges include interest and fees associated with the lease.

The lease is non-cancellable. Details of the minimum rental receivable under the finance lease are as follows:

	2012 $000	2011 $000
Lease receivable
Not longer than 1 year	3 132	3 026
Longer than 1 year but not longer than 5 years	13 663	13 201
Longer than 5 years	84 456	88 051

	101 251	104 278

Less amounts representing finance charges(1)	(55 734)	(59 043)

	45 517	45 235

(1)	A component of interest is capitalised until 30 June 2014.

56	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

26	Commitments

FORWARD STARTING FIXED RATE LOAN COMMITMENTS

QTC has entered into fixed rate loan agreements with certain clients to lock in interest rates on all or part of future borrowing requirements. QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows:

	2012 $000	2011 $000
Not longer than 1 year	1 579 449	1 420 547
Longer than 1 year but not longer than 5 years	1 833 782	2 483 231

	3 413 231	3 903 778

OTHER COMMITMENTS

QTC has entered into an arrangement to purchase and construct a bus depot which will be leased to a public sector entity over a 25 year term. QTC’s future commitments under the construction arrangement are as follows:

	2012 $000	2011 $000
Not longer than 1 year	25 351	—
Longer than 1 year but not longer than 5 years	6 486	—

	31 837	—

27	Funding facilities

FACILITY	CURRENCY	LIMIT $M		FACE VALUE ON ISSUE 2012 $M		FACE VALUE ON ISSUE 2011 $M

Onshore facilities
Domestic Benchmark Bond	AUD		Unlimited	AUD	70 854	AUD	63 109
Capital indexed Bond	AUD		Unlimited	AUD	793	AUD	774
Treasury Note	AUD		Unlimited	AUD	2 420	AUD	2 878
Other	AUD		N/A	AUD	561	AUD	226

Offshore facilities
Global Benchmark Bond	AUD	AUD	20 000	AUD	1 537	AUD	1 805
Euro Commercial Paper	Multicurrency	USD	10 000	USD	1 496	USD	1 541
US Commercial Paper	Multicurrency	USD	5 000	USD	225	USD	393
Euro Medium-Term Note	Multicurrency	USD	10 000	USD	1 002	USD	702
US Floating Rate Note	Multicurrency	USD	10 000	USD	200		—

28	Related party transactions

A related party is one that controls, or is controlled by, or under common control with the entity.

(a)	Ultimate controlling entity

The immediate controlling entity and ultimate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 29.

(c)	Investments in associates and other companies

Details of investments in associates and other companies are set out in notes 31 and 32.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include the provision of lending, investment, advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements.

No provisions for doubtful debts have been raised in relation to any outstanding balances, and no expenses recognised in respect of bad or doubtful debts due from related parties.

Contributions to superannuation funds on behalf of employees are disclosed in note 7.

The nature and amount of any individually significant transactions with related parties are disclosed below.

The following loans to Queensland Treasury Holdings Pty Ltd (QTH) were outstanding at balance date:

•

a loan to purchase shares in QR National Pty Ltd (QRN). The market value of the loan was $2 262.587 million (2011 $2 186.445 million). Repayments of $61.090 million (2011 nil) were made during the year from QRN dividends received. Interest and fees charged totalled $137.232 million (2011 $71.059 million) which has been capitalised.

•

a loan to purchase the rights to financial assets. The market value of the loans was $208.211 million (2011 $182.158 million). Repayments of $2.500 million (2011 $0.010 million) were made during the year. Interest and fees charged for the period totalled $28.563 million (2011 $10.407 million) which has been capitalised.

A Deed of Guarantee with respect to both facilities has been provided by the State of Queensland. Under the Deed, any shortfall of moneys payable in accordance with the terms of the facilities by QTH to QTC has been guaranteed. All other terms and conditions are consistent with QTC’s general lending arrangements.

QTC has interests in other government related entities through various shareholdings. These entities hold deposits and loans with QTC which are provided on an arms length basis and are subject to QTC’s normal terms and conditions.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	57

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

29	Key management personnel

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and the Executive Management Team.

(a)	QTC Capital Markets Board

The QTC Capital Markets Board is appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988. Remuneration of the Board is reviewed on an annual basis by reference to the Consumer Price Index.

(b)	Executive management

Executive management are those officers who are members of the Executive Management Team involved in the strategic direction, general management and control of the major activities of the business at an organisational level.

(c)	Remuneration policy

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988.

QTC seeks to attract and retain high-calibre employees with a range of skills and competencies critical to the ongoing success of QTC and its achievement of business objectives. QTC’s remuneration policy serves as an attraction and retention strategy and a mechanism to drive superior performance. Structured to comprise fixed and variable remuneration (ie, performance-based incentives), the remuneration system is designed to support its business and people strategies, and reflects the (financial institutions) market and the environment in which QTC operates.

QTC’s fixed remuneration policy is reviewed annually and is benchmarked against data from the Financial Institutions Remuneration Group (FIRG) taking into account corporate, team and individual performance. Fixed remuneration levels are set around the FIRG market median data.

The incentive program provides an annual incentive plan and establishes clear alignment between performance and reward with line-of-sight accountability to corporate measures and incentive targets, allocated across three performance areas (corporate, team and individual). The integrated reward program supports the delivery of corporate performance goals in QTC’s business strategy and operating environment and incentives are drawn from the following as appropriate:

•	corporate performance which is measured against organisational key performance indicators and success factors

•	team performance achievements and contribution to corporate outcomes, particularly value delivered to QTC’s clients, and

•	individual performance achievements with performance measures linked to team and corporate strategy and objectives.

The QTC Board approves the entitlement to, and the quantum of, fixed remuneration and performance incentives.

(d)	Remuneration by category

	2012 $	2011 $

CAPITAL MARKETS OPERATIONS
Directors
Short-term employment benefits(1)	368 216	353 999
Post-employment benefits(3)	20 827	22 755

Total	389 043	376 754

Executive management
Short-term employment benefits(2)	3 022 115	2 630 553
Post-employment benefits(3)	140 540	188 000

Total	3 162 655	2 818 553

(1)	Directors’ short-term benefits include board members fees, and in relation to the Chairman, also includes the provision of a car park.
(2)	Executive management personnel’s short-term benefits include wages, annual leave, long service leave, bonuses and non-monetary benefits such as car parks and motor vehicle benefits. Long service leave is included under short-term benefits as QTC has no minimum service periods before long service leave entitlements are accrued, and staff are eligible to take long service leave after eighteen months of service.
(3)	Post-employment benefits include superannuation contributions made by the Corporation.

Amounts disclosed equal the amount expensed in the Statement of Comprehensive Income.

LONG TERM ASSETS

No remuneration is payable to the Directors of the Long Term Asset Advisory Board.

(i)	Directors

Details of the nature and amount of each major element of the remuneration of the Directors are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS		POST- EMPLOYMENT BENEFITS		TOTAL
	2012 $	2011 $	2012 $	2011 $	2012 $	2011 $
Gerard Bradley – Chairman(1)	9 214	—	829	—	10 043	—
Stephen Rochester – Chairman(2)	101 354	94 555	9 122	8 027	110 476	102 582
Alex Beavers – Deputy Chairman	45 979	49 737	—	—	45 979	49 737
Gillian Brown	39 576	38 316	3 562	3 448	43 138	41 764
John Dawson(3)	—	41 784	—	3 760	—	45 544
Marian Micalizzi	40 629	41 784	3 657	3 760	44 286	45 544
Bill Shields	44 856	46 039	—	—	44 856	46 039
Shauna Tomkins	40 629	41 784	3 657	3 760	44 286	45 544
Neville Ide(4)	45 979	—	—	—	45 979	—

(1)	Appointed as Chairman 10 May 2012
(2)	Resigned 9 May 2012, (Chairman from 1 September 2010 until 9 May 2012)
(3)	Resigned 30 June 2011
(4)	Appointed 1 July 2011

58	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

(ii)	Executive management

Details of the nature and amount of each major element of the remuneration of the Executive Management Team personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS(1)		POST- EMPLOYMENT BENEFITS	TOTAL
	BASE $	NON-MONETARY $	$	$

30 JUNE 2012
Chief Executive	558 265	30 246	15 721	604 232
Executive General Manager(2)	271 619	10 252	21 317	303 188
General Manager Funding and Markets	384 524	1 791	33 763	420 078
General Manager Risk	250 322	11 825	16 138	278 285
General Manager Business Solutions	243 648	13 927	16 458	274 033
General Manager Strategic Partnering	249 086	3 516	16 128	268 730
General Manager Treasury Department	244 199	3 420	21 015	268 634

30 JUNE 2011
Chief Executive(3)	313 576	5 132	17 000	335 708
Chief Executive (former)(4)	78 692	6 707	7 540	92 939
General Manager Funding and Markets	371 469	—	32 617	404 086
General Manager Financial Solutions(2)	228 063	9 962	28 555	266 580
General Manager Risk(5)	96 500	1 669	9 247	107 416
General Manager Risk (former)(6)	145 867	6 258	19 471	171 596
General Manager Business Solutions	229 034	11 354	20 110	260 498
General Manager Strategic Partnering	234 187	6 365	20 563	261 115
General Manager Treasury Department	221 853	6 365	32 897	261 115

(1)	Short-term employment benefits exclude at-risk performance payments.
(2)	Appointed Executive General Manager 19 July 2011 (previously General Manager Financial Solutions).
(3)	Commenced 1 December 2010. Excludes payment for transition and relocation.
(4)	Resigned 27 August 2010.
(5)	Returned from secondment on 7 February 2011.
(6)	Resigned 21 January 2011.

(iii)	At-risk performance payments

The aggregate at-risk performance payments to all key executive management personnel are as follows:

YEAR OF ASSESSMENT
	2012 $	2011 $
Executive management	745 475	657 500

(e)	Other transactions

There were no loans to/from key management personnel during the financial year.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	59

NOTES TO AND FORMING PART

OF THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2012

30	Auditor’s remuneration

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2012 $	2011 $

AUDIT SERVICES
Audit of QTC	404 050	398 450

31	Investment in joint venture entity

ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
		2012	2011	2012	2011
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	2012 $000	2011 $000

STATEMENT OF COMPREHENSIVE INCOME
Revenues	59 475	37 929
Expenses	58 492	37 219

Profit before income tax expense	983	710

Income tax expense	—	—

Net profit	983	710

BALANCE SHEET
Current assets	18 952	12 369

Total assets	18 952	12 369

Current liabilities	17 180	10 428
Non-current liabilities	—	170

Total liabilities	17 180	10 598

Net assets	1 772	1 771

QTC’s share of the joint venture entity’s results and retained profits, including movements in the carrying amount of the investment consists of:

	2012 $000	2011 $000

SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at 1 July	875	572
Share of net result	491	355
Dividend received	(89)	(52)

Share of retained profits at 30 June	1 277	875

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at 1 July	975	672
Dividends received	(89)	(52)
Share of net result	491	355

Carrying amount at 30 June	1 377	975

60	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

32	Investments in companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2012%	VOTING RIGHTS 2012%	BENEFICIAL INTEREST 2011%	VOTING RIGHTS 2011%
Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments on behalf of the State of Queensland	40	24	40	24
Queensland Lottery Corporation Pty Ltd(1)	Holds the lottery licence and trade marks on behalf of the State of Queensland	40	24	40	24
DBCT Holdings Pty Ltd(1, 2)	Owns & leases bulk coal port facilities in North Queensland	40	24	20	12
Queensland Airport Holdings (Mackay) Pty Ltd(1)	Owns the land for Mackay airport which it has leased under a 99 year lease arrangement	40	24	40	24
Queensland Airport Holdings (Cairns) Pty Ltd(1)	Owns the land for Cairns airport which it has leased under a 99 year lease arrangement	40	24	40	24
Brisbane Port Holdings Pty Ltd(1, 3)	Holds the land for Brisbane Ports which it has leased under a 99 year lease arrangement	40	24	40	24
City North Infrastructure Pty Ltd(1)	Manages the procurement of the Airport Link and Northern Busway projects	20	12	20	12
Sunshine Locos Pty Ltd(4)	Dormant	50	50	50	50

(1)	Beneficial interest and voting rights in the Company are held indirectly through QIC’s holdings in QTH.
(2)	Remaining shares were transferred to QTH on 1 July 2011 increasing the beneficial interest to 40% and voting rights to 24%.
(3)	100% ownership transferred to QTH on 5 April 2011.
(4)	Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.

33	Dividends

QTC is required to pay dividends to the Queensland Government as the Treasurer determines from time to time. No dividend was paid to the State of Queensland during the year (2011 $150 million).

34	Events subsequent to balance date

There are no other matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	61

CERTIFICATE OF THE

QUEENSLAND TREASURY CORPORATION

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2012, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2009 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane
19 August 2012

62	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

INDEPENDENT AUDITOR’S REPORT

TO QUEENSLAND TREASURY CORPORATION

Report on the Financial Report

I have audited the accompanying financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 30 June 2012, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information, and certificates given by the Chairman and Chief Executive.

The Corporation Sole’s Responsibility for the Financial Report

The Corporation Sole is responsible for the preparation of the financial report that gives a true and fair view in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, including compliance with Australian Accounting Standards. The Corporation Sole’s responsibility also includes such internal control as the Corporation Sole determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. In Note 2(a), the Corporation Sole also states, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Corporation, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.40 of the Auditor-General Act 2009 –

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion –

(i)	the prescribed requirements in relation to the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report presents a true and fair view, in accordance with the prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2011 to 30 June 2012 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	63

Other Matters – Electronic Presentation of the Audited Financial Report

This auditor’s report relates to the financial report of Queensland Treasury Corporation for the year ended 30 June 2012. Where the financial report is included on Queensland Treasury Corporation’s website the Corporation is responsible for the integrity of Queensland Treasury Corporation’s website and I have not been engaged to report on the integrity of Queensland Treasury Corporation’s website. The auditor’s report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the audited financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

K JOHNSON FCA
(as Delegate of the Auditor-General of Queensland)	Queensland Audit Office Brisbane

64	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

MANAGEMENT REPORT

FOR THE YEAR ENDED 30 JUNE 2012

Review of Operations

QTC made an operating profit after tax for the year ended 30 June 2012 of A$234.1 million consisting of the following operating segment results:

•	Capital Markets Operations

During the period from 1 July 2011 to 30 June 2012, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2012 for the Capital Markets Operations segment was A$46.9 million.

•	Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

QTC made an operating profit after tax of A$187.2 million for the Long Term Assets segment. The accumulated net losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Principal risks and uncertainties

Volatile economic and financial market conditions continued across the globe, as several weaker than expected growth outcomes led the market to question the outlook for the global economy. This uncertainty was accentuated by adverse developments within Europe’s sovereign debt crisis and resulted in frequent periods of market instability. With a long list of structural problems facing the global economy, volatility in the financial markets looks set to continue for the foreseeable future. These concerns are unlikely to dissipate in the near future, posing sustained challenges in our market environment into the next financial year.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane
19 August 2012

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	65

QUEENSLAND TREASURY CORPORATION

APPENDICES

CONTENTS

Appendix A	67
Appendix B	71
Appendix C	72
Appendix D	73

QUEENSLAND

TREASURY

CORPORATION

APPENDICES

CONTENTS

Appendix A 68

Appendix B 72

Appendix C 73

Appendix D 74

66

APPENDIX A

LOANS TO CLIENTS

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 $000	Total Debt Outstanding (Market Value) 30 June 2012 $000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 30 June 2012

BODIES WITHIN THE PUBLIC ACCOUNTS
CITEC	59 778	24 266	N/A	3.01
Department of Community Safety – Corrective Services	35	16	1.71	0.71
Department of Justice and Attorney General	19 908	—	0.96	N/A
Department of Housing and Public Works	56 033	55 260	3.51	4.95
Department of National Parks, Recreation, Sport and Racing	2 255	1 599	3.24	2.33
Department of the Premier and Cabinet	15 188	14 573	4.80	3.80
Department of Science, Information Technology, Innovation and the Arts	10 150	12 406	N/A	N/A
Department of State Development, Infrastructure and Planning	118 201	111 450	3.62	2.68
Department of Transport and Main Roads – Main Roads	1 064 004	1 087 970	6.35	5.98
Department of Transport and Main Roads – Queensland Transport	43 885	103 362	7.32	8.06
Department of Public Works – QBuild	4 325	1 418	1.42	0.42
Department of Education, Training and Employment	70 458	71 572	13.39	12.63
QFleet	243 446	250 729	N/A	N/A
Queensland Fire and Rescue Authority	3 405	3 176	3.21	2.21
Queensland Health	108 927	104 009	6.96	5.96
Queensland Treasury & Trade	20 864 667	28 671 255	N/A	N/A
Sales and Distribution Services	5 133	7 180	N/A	N/A

Total	22 689 799	30 520 239	—	—

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	1 529	1 096	N/A	N/A

Total	1 529	1 096	—	—

GOVERNMENT OWNED CORPORATIONS
CS Energy Limited	857 432	907 318	N/A	N/A
Energex Limited	4 885 857	5 848 218	N/A	N/A
Ergon Energy Corporation Limited	4 483 486	5 198 075	N/A	N/A
Eungella Water Pipeline Pty Ltd	31 456	28 610	12.43	9.85
Gladstone Ports Corporation Limited	602 068	504 897	N/A	N/A
Port of Townsville Limited	8 163	13 398	17.89	17.30
North Queensland Bulk Ports Corporation Limited	67 742	93 365	N/A	N/A
Powerlink	3 621 150	4 085 988	N/A	N/A
Queensland Rail Limited	3 083 049	3 299 653	N/A	N/A
Stanwell Corporation Limited	655 602	869 139	N/A	N/A
SunWater	224 667	236 566	N/A	N/A
Tarong Energy Corporation Limited	495 558	—	N/A	N/A

Total	19 016 232	21 085 227	—	—

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	67

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 $000	Total Debt Outstanding (Market Value) 30 June 2012 $000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 30 June 2012

LOCAL GOVERNMENTS
Balonne Shire Council	1 596	4 671	9.39	15.70
Banana Shire Council	12 662	14 740	15.86	14.21
Barcaldine Regional Council	1 557	1 543	14.17	14.00
Barcoo Shire Council	70	157	3.89	7.22
Blackall Tambo Regional Council	3 386	3 197	7.90	6.89
Brisbane City Council	1 215 806	1 828 524	13.99	13.93
Bulloo Shire Council	1 162	1 041	5.82	4.88
Bundaberg Regional Council	56 238	70 673	11.96	10.71
Burdekin Shire Council	8 976	8 924	6.34	6.58
Cairns Regional Council	101 324	105 920	16.47	15.69
Carpentaria Shire Council	5 469	5 666	17.04	16.03
Cassowary Coast Regional Council	31 518	30 731	N/A	13.59
Central Highlands Regional Council	34 485	35 622	N/A	N/A
Charters Towers Regional Council	325	256	3.92	2.91
Cloncurry Shire Council	12 094	15 936	17.98	17.73
Cook Shire Council	4 329	4 439	13.32	12.46
Diamantina Shire Council	2 053	1 832	6.59	5.81
Etheridge Shire Council	2 800	2 436	5.76	4.87
Fraser Coast Regional Council	113 142	127 677	N/A	N/A
Gladstone Regional Council	126 635	159 391	17.22	15.49
Gold Coast City Council	785 457	812 326	N/A	N/A
Goondiwindi Regional Council	1 881	1 906	16.52	15.92
Gympie Regional Council	28 107	29 607	17.93	16.82
Ipswich City Council	357 310	415 473	N/A	N/A
Isaac Regional Council	12 454	13 258	19.39	18.00
Local Government Association of Queensland	1 734	1 573	N/A	5.79
Lockyer Valley Regional Council	436	24 759	6.18	19.70
Logan City Council	108 409	131 847	N/A	15.26
Longreach Regional Council	5 785	7 889	16.21	15.90
Mackay Regional Council	193 496	229 128	16.92	16.11
Maranoa Regional Council	11 765	14 363	11.60	12.10
McKinlay Shire Council	2 937	1 912	4.45	3.20
Moreton Bay Regional Council	354 411	398 694	16.75	16.01
Mount Isa City Council	19 403	25 036	18.00	16.97
Murweh Shire Council	5 777	5 456	9.67	9.34
North Burnett Regional Council	3 997	3 795	8.75	8.03
Paroo Shire Council	2 198	2 727	15.02	14.97
Redland City Council	60 337	69 382	12.35	11.84
Richmond Shire Council	1 999	1 563	7.65	2.69
Rockhampton Regional Council	199 112	236 786	11.01	12.08
Scenic Rim Regional Council	4 986	7 996	15.40	16.04
South Burnett Regional Council	10 113	10 188	13.23	12.40
Southern Downs Regional Council	23 894	29 738	14.86	15.00
Sunshine Coast Regional Council	209 580	254 167	12.02	12.17
Tablelands Regional Council	9 400	9 598	16.29	15.52
Toowoomba Regional Council	93 749	163 736	N/A	N/A
Torres Shire Council	2 299	2 163	10.93	10.59
Torres Strait Island Regional Council	557	553	10.59	9.61
Townsville City Council	403 703	419 152	N/A	N/A
Western Downs Regional Council	22 657	33 359	16.37	15.97
Whitsunday Regional Council	35 932	74 664	16.39	17.75
Winton Shire Council	3 445	3 611	15.46	14.61

Total	4 712 947	5 859 780

68	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

APPENDIX A

LOANS TO CLIENTS continued

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 $000	Total Debt Outstanding (Market Value) 30 June 2012 $000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 30 June 2012

STATUTORY BODIES
Drainage Boards
Eugun Bore Water Authority	73	24	1.41	0.41
Grammar Schools
Brisbane Girls Grammar School	22 243	21 614	10.73	10.18
Brisbane Grammar School	26 987	27 158	16.49	16.14
Ipswich Girls Grammar School	22 328	24 206	N/A	N/A
Ipswich Grammar School	1 598	1 062	2.69	1.72
Rockhampton Girls Grammar School	4 364	4 576	15.43	14.47
Rockhampton Grammar School	12 819	13 107	14.50	13.91
Toowoomba Grammar School	6 657	6 724	12.27	11.29
Townsville Grammar School	16 355	16 350	12.63	12.14
River Improvement Trusts
Pioneer River Improvement Trust	232	137	2.36	1.47
Universities
Griffith University	75 397	64 633	5.62	4.79
James Cook University	23 499	23 741	12.35	11.49
Sunshine Coast University	17 514	17 081	10.06	9.10
University of Southern Queensland	14 980	14 744	9.87	8.91
Queensland University of Technology	—	61 504	N/A	N/A
Water Boards
Avondale Water Board	288	195	2.73	1.75
Gladstone Area Water Board	147 405	217 947	20.66	19.16
Glamorgan Vale Water Board	44	43	10.18	9.21
Grevillea Water Board	166	172	13.84	13.02
Kelsey Creek Water Board	857	674	3.90	2.89
Mount Isa Water Board	3 265	3 017	6.95	5.96
Pioneer Valley Water Board	2 361	1 773	3.92	3.13
Riversdale Murray Valley Water Management Board	259	154	2.23	1.25
Water Supply Boards
Bollon South Water Authority	650	617	8.47	7.46
Bollon West Water Authority	1 581	1 579	10.75	9.82
Fernlee Water Authority	935	988	18.06	16.84
Ingie Water Authority	382	370	9.61	8.62
Other Statutory Bodies
Australian Agricultural Colleges Corporation	24	—	0.14	N/A
Stadiums Queensland	476 720	478 415	N/A	7.02
Mount Gravatt Showgrounds Trust	43	39	6.19	5.24
National Trust of Queensland	982	836	1.72	N/A
Queensland Rural Adjustments Authority	8 519	6 700	5.15	4.75
Urban Land Development Authority	56 784	72 694	N/A	N/A
South Bank Corporation	29 288	30 487	N/A	N/A

Total	975 601	1 113 361	—	—

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	69

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 $000	Total Debt Outstanding (Market Value) 30 June 2012 $000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 30 June 2012

QUEENSLAND WATER ENTITIES
Allconnex Water	121 523	192 971	N/A	N/A
Queensland Bulk Water Supply Authority	2 261 369	5 716 183	N/A	N/A
Queensland Bulk Water Transport Authority	1 878 295	2 593 010	N/A	N/A
Queensland Manufactured Water Authority	2 665 260	—	N/A	N/A
Queensland Urban Utilities	290 075	396 044	N/A	N/A
Queensland Water Infrastructure Pty Ltd	380 879	—	N/A	N/A
SEQ Water Grid Manager	1 160 931	1 702 975	N/A	N/A
Southern Regional Water Pipeline Company Pty Ltd	467 751	—	N/A	N/A
Unitywater	126 521	224 787	N/A	N/A

Total	9 352 603	10 825 970	—	—

SUNCORP-METWAY LTD
Suncorp-Metway facility	1 441	1 321	7.23	6.33

Total	1 441	1 321	—	—

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	207 577	186 912	N/A	N/A
Queensland Treasury Holdings Pty Ltd	2 368 603	2 470 798	N/A	N/A
Local Government Infrastructure Services Pty Ltd	832	1 448	N/A	N/A

Total	2 577 012	2 659 158	—	—

OTHER BODIES
Aviation Australia Pty Ltd	2 330	2 293	9.87	8.91
Aspire Schools Financing Services	112 832	190 759	27.52	26.52
State schools	5 024	4 154	5.19	4.75
Royal National Agricultural Industry Association of Queensland	5 460	26 545	N/A	N/A

Total	125 646	223 751	—	—

GRAND TOTAL	59 452 810	72 289 903	—	—

The balance of clients’ offset deposits held in various pools is offset against clients’ debt outstanding.

* Average Expected Term	–	only includes standard principal and interest accounts
	–	ignores temporary funding and debt offset facility, and
	–	is not applicable for any non-standard principal and interest accounts.

70	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

APPENDIX B

STATUTORY AND MANDATORY DISCLOSURES

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on its website in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available online via our website, www.qtc.com.au.

Public Sector Ethics Act

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994, as well as the Code of Ethics and Code of Conduct established by the Australian Financial Markets Association, of which QTC is a member. Both codes are available to employees via QTC’s intranet. Copies of these codes can be inspected by contacting QTC’s People and Performance Group (see Appendix D for contact details). Appropriate education and training about the Code of Conduct has been provided to QTC staff.

QTC’s corporate governance policies and practices ensure that QTC:

•	acts ethically, within appropriate law, policy and convention, and

•	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

•	observing high standards of integrity and fair-dealing in the conduct of its business, and

•	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

Remuneration: Board and Committee

For the year ending 30 June 2012, total remuneration payments made to the members of the Queensland Treasury Corporation Capital Markets Advisory Board was $389,043 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $39,604.

No payments in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members) were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2012.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	71

APPENDIX C

GLOSSARY

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. The Global Financial Crisis had an adverse effect on the state government bond market and threatened the capacity of state governments to deliver critical infrastructure projects. In response, on 25 March 2009, the Australian Government announced that it would provide a time limited, voluntary guarantee over Australian state and territory government borrowing, available for both existing and new issuances of securities over a range of maturities. On 16 June 2009, the Queensland Government announced it would take up the Australian Government’s offer of the guarantee on all existing AUD denominated benchmark bond lines (global and domestic) issued by QTC with a maturity date of between 12 months and 180 months (1-15 years). On 18 September 2009, the Reserve Bank of Australia (RBA) approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Domestic Benchmark bonds. On 11 December 2009, the RBA approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Global Benchmark bonds. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01%).

Bond: A financial instrument whereby the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above.

CP (commercial paper): A short term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies – Standard & Poor’s, and Moody’s.

Distribution group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Global financial crisis: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about the solvency of many financial institutions over the first half of 2008-09, peaking in September 2008. The highly coordinated and substantial response to the crisis from fiscal and monetary policy makers around the world led to the stabilisation of markets and created the foundation for the global economic recovery that began in March 2009.

GOC: Government-owned Corporation.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

72	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

APPENDIX D

CONTACTS

QUEENSLAND TREASURY CORPORATION

Level 6, 123 Albert Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland

Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122
Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual reports (ISSN 1837-1256) are available on QTC’s website at www.qtc.com.au/qtc/public/annual-reports. If you would like a copy of the report posted to you, please call QTC’s Communication and Marketing Group on +61 7 3842 4880.

If you would like to comment on our Annual Report, please complete the online enquiry form located on our website.

Telephone
EXECUTIVE	+61 7 3842 4611
GROUPS
Business Solutions Group	+61 7 3842 4743
Financial Solutions Group	+61 7 3842 4601
Strategic Partnering Group	+61 7 3842 4901
Treasury Department Group	+61 7 3842 4798
Customer and Market Solutions Delivery	+61 7 3842 4644
Infrastructure Projects Assessment Team	+61 7 3227 6867
Stock registry (Link Market Services Ltd)	1800 777 166
Funding and Markets Group	+61 7 3842 4789
Risk Group	+61 7 3842 4704
Operations Group	+61 7 3842 4641
Strategy Group	+61 7 3842 4702
People and Performance Group	+61 7 3842 4761
Communication and Marketing Group	+61 7 3842 4880

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this Annual Report, please contact QTC’s Communication and Marketing Group on +61 7 3842 4880 and we will arrange for an interpreter to effectively communicate the report to you.

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	73

DEALER PANELS As at 30 June 2012

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP
Australia and New Zealand Banking Group Ltd	Telephone
Domestic (Australia)	+61 2 9226 6706
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
Barclays
Domestic (Australia)	+61 2 9334 6160
Global (London)	+44 203 555 2851
BNP Paribas
Domestic (Australia)	+61 2 9025 5011
Global (London)	+44 207 595 8231
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6440
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
HSBC
Domestic (Australia)	+61 2 9255 2208
Global (London)	+44 207 992 8322
J.P. Morgan
Domestic (Australia)	+61 2 9220 7747
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura Securities
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
Royal Bank of Canada
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
Toronto Dominion Bank
Domestic (Singapore)	1800 646 497
Global (London)	+44 207 628 4334
UBS AG2
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7600

PANEL MEMBERS
QTC Treasury Note Facility Dealer Panel	Telephone
Australia and New Zealand Banking Group Ltd	+61 2 9227 1772
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2688
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
Multi Currency US Commercial Paper Facility Dealer Panel
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Deutsche Bank Securities (New York)	+1 212 250 7179
Multi Currency Euro Commercial Paper Facility Dealer Panel
Barclays Bank Plc (London)	+44 207 773 9764
Citigroup International Plc (Hong Kong)[3]	+852 2501 2689
Commonwealth Bank of Australia	+61 2 9118 1221
Deutsche Bank AG (Singapore)	+65 6883 0808
National Australia Bank Limited (Hong Kong and London)	+852 2526 5892
UBS Ltd (London)	+44 207 329 0203
Multi Currency Euro Medium-Term Note Facility Dealer Panel[4,5]
Includes all Domestic and Global A$ Bond Facility Distribution Group
Multi Currency US Medium-Term Note Facility Dealer Panel[4]
Australia and New Zealand Banking Group Limited	+1 212 8019 783
Bank of America Merrill Lynch	+1 646 855 8032
Barclays Capital	+44 203 555 2851
BNP Paribas	+1 212 471 8240
Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Securities SMBC Europe	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[6]	+1 212 469 7500
HSBC	+1 646 204 1786
JP Morgan	+1 212 834 4533
RBC Capital Markets (New York)	+1 212 858 7380
TD Securities	+1 212 827 7325
UBS Investment Bank	+44 207 567 3782

1	Lead Manager – United States	4	Reverse inquiry also permitted
2	Lead Manager – Europe	5	Lead Arranger – UBS Ltd (London)
3	Lead Arranger	6	Lead Arranger

74	QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2011–12

APPENDIX D

CONTACTS continued

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
Austraclear Services Ltd Sydney
AUD Domestic Bonds	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
Link Market Services Ltd
AUD Global Bonds	Client Services	+1 904 271 6586	+1 615 866 3887	transfer.operations@db.com
Deutsche Bank Trust Company Americas
Euro Commercial Paper	Client Services	+44 207 541 1268	+44 207 547 6149	newissues.london@db.com
Deutsche Bank AG, London		+44 207 541 1269
US Commercial Paper	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Deutsche Bank Trust Company Americas
Euro Medium-Term Notes	Client Services	+44 207 541 1268	+44 207 547 6149	newissues.london@db.com
Deutsche Bank AG, London		+44 207 541 1259
US Medium-Term Notes	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com
Deutsche Bank Trust Company Americas

ANNUAL REPORT 2011–12 QUEENSLAND TREASURY CORPORATION	75

QUEENSLAND

TREASURY

CORPORATION

Level 6 123 Albert Street Brisbane

GPO Box 1096 Brisbane

Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

www.qtc.com.au

© Queensland Treasury Corporation 2012